As filed with the Securities and Exchange Commission on August 5, 2005
                                            Registration Number 333-____________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            CONSOLIDATED ENERGY, INC.
                 (Name of Small Business Issuer in its Charter)

          Wyoming                         3630                   86-0852222
(State or other jurisdiction of (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

                            12508 WEST ATLANTIC BLVD.
                          CORAL SPRINGS, FLORIDA 33071
                                 (954) 575-1471
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                            DAVID GUTHRIE, PRESIDENT
                            12508 WEST ATLANTIC BLVD.
                          CORAL SPRINGS, FLORIDA 33071
                                 (954) 575-1471
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                 WITH COPIES TO:
                            RICHARD A. FRIEDMAN, ESQ.
                       SICHENZIA ROSS FRIEDMAN FERENCE LLP
                     1065 AVENUE OF THE AMERICAS, 21ST FLOOR
                            NEW YORK, NEW YORK 10018
                               Tel: (212) 930-9700
                               Fax: (212) 930-9725

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       (COVER CONTINUES ON FOLLOWING PAGE)

                         CALCULATION OF REGISTRATION FEE

Title of Each Class of                                  Proposed Maximum
Securities to be           Amount To Be                Offering Price Per        Proposed Maximum      Amount of Registration
Registered                 Registered(1)                   Share (2)         Aggregate Offering Price            Fee
-------------------------- ------------------------- ----------------------- ------------------------- ------------------------
Common Stock, $0.001 par
value (3)                   8,088,235                 $2.61                   $ 21,110,293.35           $ 2,484.68
-------------------------- ------------------------- ----------------------- ------------------------- ------------------------
Common Stock, $0.001 par
value (4)                   2,573,529                 $2.61                   $  6,716,910.69           $   790.58
-------------------------- ------------------------- ----------------------- ------------------------- ------------------------
Common Stock, $0.001 par
value (5)                     652,140                 $2.61                   $  1,702,085.40           $   200.34
-------------------------- ------------------------- ----------------------- ------------------------- ------------------------
Total                      11,313,904                 $2.61                   $ 29,529,289.44           $ 3,475.60 (6)
-------------------------- ------------------------- ----------------------- ------------------------- ------------------------

(1) Includes shares of our common stock, $0.001 par value per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of our 6% senior secured convertible promissory notes and the exercise of warrants held by the selling shareholders. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the 6% senior secured convertible promissory notes and exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the 6% senior secured convertible promissory notes at a conversion price of $1.70 per share and upon exercise of the warrants. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price, result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The average of the high and low price per share of the Registrant's Common Stock on the Over the Counter Bulletin Board as of July 29, 2005 was $2.61 per share.

(3) Represents shares issuable upon conversion of our 6% senior secured convertible promissory notes.

(4) Represents shares issuable upon exercise of common stock purchase warrants issued in connection with our 6% senior secured convertible promissory notes.

(5) Represents shares issued to placement agents in connection with our 6% senior secured promissory note financing and a previous financing.

(6) $2,734.82 was previously paid on May 16, 2005, which has been applied towards this registration fee.

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

                   Subject to Completion, Dated August 5, 2005

                            CONSOLIDATED ENERGY, INC.

                        11,313,904 Shares of Common Stock

     The selling shareholders named in this prospectus are offering to sell up to 11,313,904shares of common stock including up to 8,088,235shares of common stock of Consolidated Energy, Inc. underlying 6% senior secured convertible promissory notes and warrants to purchase up to 2,573,529shares that were previously issued by us to the selling shareholders in private transactions. We will not receive any proceeds from the conversion of our 6% senior secured notes or the resale of shares of our common stock. We will, however, receive proceeds from the exercise of our common stock purchase warrants.

     Our common stock currently trades on the Over the Counter Bulletin Board ("OTC Bulletin Board") under the symbol "CEIW"

     On July 29, 2005, the last reported sale price for our common stock on the OTC Bulletin Board was $2.70 per share.

     The securities offered in this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 2 of this prospectus to read about factors you should consider before buying shares of our common stock.

     The selling shareholders are offering these shares of common stock. The selling shareholders may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling shareholders will receive all proceeds from the sale of the common stock. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution."

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this Prospectus is ___, 2005

                                TABLE OF CONTENTS

                                                                         Page

Prospectus Summary......................................................    1
Risk Factors............................................................    2
Forward Looking Statements..............................................   10
Use of Proceeds.........................................................   10
Management's Discussion and Analysis of
Financial Condition or Plan of Operation................................   10
Description of Business.................................................   14
Description of Property.................................................   19
Legal Proceedings.......................................................   21
Directors and Executive Officers........................................   22
Executive Compensation..................................................   22
Changes In and Disagreements With Accountants on
Accounting and Financial Disclosure.....................................   23
Market for Common Equity and Related
Shareholder Disclosure..................................................   23
Security Ownership of Certain Beneficial Owners
and Management..........................................................   24
Selling Shareholders....................................................   26
Certain Relationships and Related Transactions..........................   29
Description of Securities...............................................   30
Plan of Distribution....................................................
Legal Matters...........................................................   32
Experts.................................................................   32
Where You Can Find More Information.....................................   32
Disclosure of Commission Position on Indemnification
for Securities Act Liabilities..........................................   33
Index to Consolidated Financial Statements..............................   F-1


     You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled "Risk Factors" before deciding to invest in our common stock. Consolidated Energy, Inc.is referred to throughout this prospectus as "Consolidated Energy," "we" or "us."

GENERAL

     We were incorporated in Nevada on December 18, 1996, under the name Barbeque Capital Corporation. In September 2002, we filed our articles of incorporation in the State of Wyoming, and in October 2002, Barbeque Capital Corporation merged with and into Consolidated Energy, Inc. Our principal executive office is located at 12580 West Atlantic Boulevard, Coral Springs, Florida 33071 and our telephone number is (954) 575-1471.



                                                This Offering
Shares offered by Selling
Shareholders................................    11,313,904 shares of common stock, of which 8,088,235 shares are issuable upon the  conversion  of the 6% senior  secured
                                                promissory   notes  and  2,573,529  are  issuable  upon  the
                                                exercise of warrants.

Use of Proceeds.............................    We will not receive any proceeds from the  conversion of the
                                                6% senior secured promissory notes or the sale of the common stock. We will however receive proceeds from the exercise of common stock purchase warrants.

Risk Factors................................    The purchase of our common  stock  involves a high degree of
                                                risk.  You  should   carefully  review  and  consider  "Risk
                                                Factors" beginning on page 2.

OTC Bulletin Board
Trading Symbol..............................    CEIW


                                  RISK FACTORS

     An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the price of our shares could decline significantly and you may lose all or a part of your investment. The risk factors described below are not the only ones that may affect us. Additional risks and uncertainties that we do not currently know about or that we currently deem immaterial may also adversely affect our business, financial condition and results of operations. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See "Forward-Looking Statements."

RISKS RELATED TO OUR BUSINESS

OUR MINING OPERATIONS ARE RELATIVELY NEW AND WE HAVE NO EXTENSIVE HISTORY OF OPERATING COAL MINES.

     Our mining operations began in September 2003 when we acquired our current mining operation in Kentucky. Since that time, we have managed relatively small production and development operations that have not yet produced revenues exceeding the cost of operations. Accordingly, our success is dependent on our ability to manage further mine development, increase production levels and achieve profitable sales with the resources we have available or can secure. In addition, we will have to adjust our planning to changing conditions in the highly competitive coal industry. None of these requirements for success can be demonstrated by our performance to date and there is no assurance we will be able to accomplish them in order to sustain the company.

BECAUSE OUR AUDITORS HAVE EXPRESSED A GOING CONCERN OPINION, OUR ABILITY TO OBTAIN ADDITIONAL FINANCING COULD BE ADVERSELY AFFECTED.

     We have not established revenues sufficient to cover our operating costs and our financial statements included in our Form 10-KSB for the year ended December 31, 2004 include a section addressing substantial doubt about our ability to continue as a going concern. This going concern paragraph could adversely affect our ability to obtain favorable financing terms in the future or to obtain any additional financing, if needed. Lack of such financing may delay mine development, decrease our ability to add production capacity and adversely affect revenues.

OUR MANAGEMENT AND AUDITORS HAVE IDENTIFIED SIGNIFICANT DEFICIENCIES IN OUR INTERNAL CONTROLS THAT, IN AGGREGATE, CONSTITUTED A MATERIAL WEAKNESS IN THE DESIGN AND OPERATION OF OUR INTERNAL CONTROLS AS OF DECEMBER 31, 2004, WHICH, IF NOT PROPERLY REMEDIATED COULD RESULT IN MATERIAL MISSTATEMENTS IN OUR FINANCIAL STATEMENTS IN FUTURE PERIODS.

     Our independent auditors, Killman, Murrell & Company, P.C. issued a letter to the audit committee of our board of directors and our management in which they identified certain matters that they consider to constitute a material weakness in the design and operation of our internal controls as of December 31, 2004. A material weakness is defined by the Public Company Accounting Oversight Board (United States) as a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. A significant deficiency is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected. A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.

     Our auditors based their material weakness determination on the following significant deficiencies:

     o Assets purchases and asset custody by individuals that were not officers directors or employees of our company;
     o Improper valuation of related party transactions;
     o Improper valuation of common stock issued to individuals in exchange for services; and
     o Cash advances recorded as notes payable were proceeds from the sale of mineral interests and not loans.

     In addition, our auditors cited a number of reportable conditions which were not believed to be material weakness. We are in the process of addressing each of the above material weaknesses and we intend to remediate these weaknesses through enhanced supervisory review and improvements in our internal accounting processes and procedures. If we are not able to adequately address the material weaknesses in our internal controls, it is possible that a material misstatement of our annual or interim financial statements will not be prevented or detected. Any failure in preventing or detecting a material misstatement of our annual or interim financial results could have a material adverse effect on our stock price and on our results of operations.

WE HAVE A SIGNIFICANT AMOUNT OF DEBT, WHICH LIMITS OUR FLEXIBILITY AND IMPOSES RESTRICTIONS ON US, AND A DOWNTURN IN ECONOMIC OR INDUSTRY CONDITIONS MAY MATERIALLY AFFECT OUR ABILITY TO MEET OUR FUTURE FINANCIAL COMMITMENTS AND LIQUIDITY NEEDS.

     As of December 31, 2004, we had current liabilities totaling $5,737,990 and long-term liabilities totaling $168,962. To date in 2005, we have issued secured convertible notes totaling $7,000,000, increasing our debt obligations. We also have significant lease and royalty obligations. Our ability to satisfy our debt, lease and royalty obligations, and our ability to refinance our indebtedness, will depend upon our future operating performance, which will be affected by prevailing economic conditions in the markets that we serve and financial, business and other factors, many of which are beyond our control. We may be unable to generate sufficient cash flow from operations and future borrowings or other financing may be unavailable in an amount sufficient to enable us to fund our future financial obligations or our other liquidity needs.

     The amount and terms of our debt could have material consequences to our business, including, but not limited to:

     o making it more difficult for us to satisfy our debt covenants and debt service, lease payment and other obligations;
     o increasing our vulnerability to general adverse economic and industry conditions;
     o limiting our ability to obtain additional financing to fund future acquisitions, working capital, capital expenditures or other general operating requirements;
     o reducing the availability of cash flow from operations to fund acquisitions, working capital, capital expenditures or other general operating purposes;
     o limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and
     o placing us at a competitive disadvantage when compared to competitors with less relative amounts of debt.

     In addition to our current significant levels of indebtedness, we may incur additional indebtedness in the future, which would heighten the risks described above.

OUR PROFITABILITY MAY BE ADVERSELY AFFECTED BY THE STATUS OF OUR LONG-TERM COAL SUPPLY CONTRACTS.

     We intend to sell a substantial portion of our coal under a long-term coal supply agreement, which is a contract with a term greater than 12 months. The prices for coal shipped under these contracts may be below the current market price for similar-type coal at any given time. Due to the substantial volume of our potential sales that are subject to these long-term agreements, we may have less coal available with which to capitalize on higher coal prices if and when they arise. In addition, because long-term contracts typically allow the customer to elect volume flexibility, our ability to realize the higher prices that may be available in the spot market may be restricted when customers elect to purchase higher volumes under such contracts. Our exposure to market-based pricing may also be increased should customers elect to purchase fewer tons. In addition, the increasingly short terms of sales contracts and the consequent absence of price adjustment provisions in such contracts make it more likely that we will not be able to recover inflation related increases in mining costs during the contract term.

WE HAVE SHUT DOWN MINING OPERATIONS AT OUR WARFIELD MINE AND WE WILL NOT BE ABLE TO GENERATE ANY REVENUE FROM SUCH MINE UNTIL MINING OPERATIONS RECOMMENCE.

     In January 2005, we shut down production at our Warfield Mine to construct three slopes and the ancillary ventilation necessary to allow us to access the Pond Creek coal seam. As a result, there has been no production at the mine since February 2005. We expect that we will be able to restart production at the mine during August 2005. If we are not able to commence mining operations at our Warfield Mine when expected, it could have a material adverse effect on our results of operations.

THE LOSS OF, OR SIGNIFICANT REDUCTION IN, PURCHASES BY OUR LARGEST CUSTOMER COULD ADVERSELY AFFECT OUR REVENUES.

     We have a long term contract for coal sales to one large customer, American Electric Power, for the period beginning in June 2005 for the next three years. We estimate that for the year ending December 31, 2005, sales to American Electric Power will account for approximately 80% of our estimated production capacity and a significant percentage our total anticipated coal revenues. We intend to discuss the extension of existing agreements or entering into new long-term agreements with American Electric Power and other customers, but the negotiations may not be successful, and those other customers may not agree to purchase coal from us under long-term coal supply agreements, or at all. If American Electric Power were to significantly reduce their purchases of coal from us, or if we were unable to sell coal to them on terms as favorable to us as the terms under our current agreements, and we were unable to secure agreements with other customers, our revenues and profitability could suffer materially.

OUR PROFITABILITY MAY FLUCTUATE DUE TO UNANTICIPATED MINE OPERATING CONDITIONS AND OTHER FACTORS THAT ARE NOT WITHIN OUR CONTROL.

     Our mining operations are inherently subject to changing conditions that can affect levels of production and production costs for varying lengths of time and can result in decreases in our profitability. We are exposed to commodity price risk related to our purchase of diesel fuel, explosives and steel. In addition, weather conditions, equipment replacement or repair, fires, variations in thickness of the layer, or seam, of coal, amounts of overburden, rock and other natural materials and other geological conditions have had, and can be expected in the future to have, a significant impact on our operating results. Prolonged disruption of production at our mine would result in a decrease in our revenues and profitability, which could be material. Other factors affecting the production and sale of our coal that could result in decreases in our profitability include:

     o continued high pricing environment for our raw materials, including, among other things, diesel fuel, explosives and steel;
     o expiration or termination of, or sales price redeterminations or suspension of deliveries under, coal supply agreements;
     o disruption or increases in the cost of transportation services; o changes in laws or regulations, including permitting requirements;
     o litigation;
     o work stoppages or other labor difficulties;
     o mine worker vacation schedules and related maintenance activities; and
     o changes in coal market and general economic conditions.

     Decreases in our profitability as a result of the factors described above could adversely impact our quarterly or annual results materially.

     Agreements  to which we are a party contain  limitations  on our ability to
manage   our   operations   exclusively   and   impose   significant   potential
indemnification obligations on us.

     In order to obtain financing to develop and expand operations at our Warfield Mine, we have agreed to limit certain capital expenditures and maintain certain cash reserves subject to anticipated operating revenues and other benchmarks.

RISKS RELATING TO OUR INDUSTRY

THE DEMAND FOR AND PRICING OF OUR COAL IS GREATLY INFLUENCED BY CONSUMPTION PATTERNS OF THE DOMESTIC ELECTRIC GENERATION INDUSTRY, AND ANY REDUCTION IN THE DEMAND FOR OUR COAL BY THIS INDUSTRY MAY CAUSE OUR PROFITABILITY TO DECLINE.

     Demand for our coal and the prices that we may obtain for our coal are closely linked to coal consumption patterns of the domestic electric generation industry, which has accounted for approximately 92% of domestic coal consumption in recent years. These coal consumption patterns are influenced by factors beyond our control, including the demand for electricity, which is significantly dependent upon general economic conditions, summer and winter temperatures in the United States, government regulation, technological developments and the location, availability, quality and price of competing sources of coal, alternative fuels such as natural gas, oil and nuclear and alternative energy sources such as hydroelectric power. Demand for our low sulfur coal and the prices that we will be able to obtain for it will also be affected by the price and availability of high sulfur coal, which can be marketed in tandem with emissions allowances in order to meet Clean Air Act requirements. Any reduction in the demand for our coal by the domestic electric generation industry would result in a decline in our revenues and profit, which could be material.

EXTENSIVE ENVIRONMENTAL LAWS AND REGULATIONS AFFECT THE END-USERS OF COAL AND COULD REDUCE THE DEMAND FOR COAL AS A FUEL SOURCE AND CAUSE THE VOLUME OF OUR SALES TO DECLINE.

     The Clean Air Act and similar state and local laws extensively regulate the amount of sulfur dioxide, particulate matter, nitrogen oxides, and other compounds emitted into the air from electric power plants, which are the largest end-users of our coal. Such regulations, which can take a variety of forms, may reduce demand for coal as a fuel source because they may require significant emissions control expenditures for coal-fired power plants to attain applicable ambient air quality standards, which may lead these generators to switch to other fuels that generate less of these emissions and may also reduce future demand for the construction of coal-fired power plants. The U.S. Department of Justice, on behalf of the EPA, has filed lawsuits against several investor-owned electric utilities and brought an administrative action against one government-owned utility for alleged violations of the Clean Air Act. We supply coal to some of the currently-affected utilities, and it is possible that other of our customers will be sued. These lawsuits could require the utilities to pay penalties, install pollution control equipment or undertake other emission reduction measures, any of which could adversely impact their demand for our coal.

     A regional haze program initiated by the EPA to protect and to improve visibility at and around national parks, national wilderness areas and international parks restricts the construction of new coal-fired power plants whose operation may impair visibility at and around federally protected areas and may require some existing coal-fired power plants to install additional control measures designed to limit haze-causing emissions.

     The Clean Air Act also imposes standards on sources of hazardous air pollutants. For example, the EPA has announced that it would regulate hazardous air pollutants from coal-fired power plants. Under the Clean Air Act, coal-fired power plants will be required to control hazardous air pollution emissions by no later than 2009, which likely will require significant new investment in controls by power plant operators. These standards and future standards could have the effect of decreasing demand for coal.

     Other proposed initiatives, such as the Bush administration's announced Clear Skies Initiative, may also have an effect upon coal operations. As proposed, this initiative is designed to further reduce emissions of sulfur dioxide, nitrogen oxides and mercury from power plants. Other so-called multi-pollutant bills, which could regulate additional air pollutants, have been proposed by various members of Congress. If such initiatives are enacted into law, power plant operators could choose other fuel sources to meet their requirements, reducing the demand for coal.

BECAUSE OUR INDUSTRY IS HIGHLY REGULATED, OUR ABILITY TO CONDUCT MINING OPERATIONS IS RESTRICTED AND OUR PROFITABILITY MAY DECLINE.

     The coal mining industry is subject to regulation by federal, state and local authorities on matters such as:

     o    the discharge of materials into the environment;

     o    employee health and safety;
     o    mine permits and other licensing requirements;
     o    reclamation  and  restoration  of mining  properties  after  mining is completed;
     o    management of materials generated by mining operations;
     o    surface subsidence from underground mining;
     o    water pollution;
     o    legislatively mandated benefits for current and retired coal miners;
     o    air quality standards;
     o    protection of wetlands;
     o    endangered plant and wildlife protection;
     o    limitations on land use;
     o storage of petroleum products and substances that are regarded as hazardous under applicable laws; and
     o    management  of   electrical   equipment   containing   polychlorinated
          biphenyls, or PCBs.

     Extensive regulation of these matters could have a significant effect on our costs of production and competitive position. Further regulations, legislation or orders may also cause our sales or profitability to decline by hindering our ability to continue our mining operations, by increasing our costs or by causing coal to become a less attractive fuel source.

     Mining companies must obtain numerous permits that strictly regulate environmental and health and safety matters in connection with coal mining, some of which have significant bonding requirements. Regulatory authorities exercise considerable discretion in the timing of permit issuance. Also, private individuals and the public at large possess rights to comment on and otherwise engage in the permitting process, including through intervention in the courts. Accordingly, the permits we need for our mining operations may not be issued, or, if issued, may not be issued in a timely fashion, or may involve requirements that may be changed or interpreted in a manner which restricts our ability to conduct our mining operations or to do so profitably. Under the federal Clean Water Act, state regulatory authorities must conduct an antidegradation review before approving permits for the discharge of pollutants into waters that have been designated by the state as high quality. This review involves public and intergovernmental scrutiny of permits and requires permittees to demonstrate that the proposed activities are justified in order to accommodate significant economic or social development in the area where the waters are located. If the plaintiffs are successful, the exemption from the antidegradation review policy is revoked and we discharge into waters designated as high quality by the state, the cost, time and difficulty associated with obtaining and complying with Clean Water Act permits for our affected surface mining operations would increase and may hinder our ability to conduct such operations profitably.

WE MAY NOT BE ABLE TO OBTAIN OR RENEW SURETY BONDS ON ACCEPTABLE TERMS.

     Federal and state laws require us to obtain surety bonds to guaranty performance or payment of certain long-term obligations, including mine closure or reclamation costs, federal and state workers' compensation costs, coal leases and other miscellaneous obligations. Many of these bonds are renewable on a yearly basis. It may be increasingly difficult for us to secure new surety bonds or retain existing bonds without the posting of collateral, which could limit our available working capital. In addition, the market terms of such bonds have generally become more unfavorable. For example, it may become increasingly difficult to obtain adequate coverage limits, and surety bonds increasingly contain additional cancellation provisions in favor of the surety.

MINING IN CENTRAL APPALACHIA IS COMPLEX AND INVOLVES EXTENSIVE REGULATORY CONSTRAINTS.

     The geological characteristics of Central Appalachia coal reserves, such as depth of overburden and coal seam thickness, make them complex and costly to mine. As mines become depleted, replacement reserves may not be available when required or, if available, may not be capable of being mined at costs comparable to those characteristic of the depleting mines. In addition, as compared to mines in other coal producing regions, permitting and licensing and other environmental and regulatory requirements are more costly and time-consuming to satisfy. These factors could materially adversely affect the mining operations and cost structures of, and customers' ability to use coal produced by, operators in Central Appalachia, including us.

INTENSE COMPETITION AND EXCESS INDUSTRY CAPACITY IN THE COAL PRODUCING REGIONS IN WHICH WE OPERATE HAS ADVERSELY AFFECTED MINING REVENUES AND PROFITABILITY IN PAST YEARS AND MAY AGAIN DO SO IN THE FUTURE.

     The coal industry is intensely competitive, primarily as a result of the existence of numerous producers in the coal producing regions in which we operate. We compete with a large number of coal producers in the markets that we serve. Additionally, we are subject to the continuing risk of reduced profitability as a result of excess industry capacity and weak power demand by the industrial sector of the economy, which affected many of our competitors in the years prior to our commencement of operations. If economic conditions change substantially from the current relatively high demand and low available supply levels, it could require us to reduce the rate of coal production from planned levels and adversely impacted our profitability.

DEREGULATION OF THE ELECTRIC UTILITY INDUSTRY MAY CAUSE OUR CUSTOMERS TO BE MORE PRICE-SENSITIVE IN PURCHASING COAL, WHICH COULD CAUSE OUR PROFITABILITY TO DECLINE.

     Electric utility deregulation is expected to provide incentives to generators of electricity to minimize their fuel costs and is believed to have caused electric generators to be more aggressive in negotiating prices with coal suppliers. To the extent utility deregulation causes our customers to be more cost-sensitive, deregulation may have a negative effect on our profitability.

BECAUSE OUR PROFITABILITY IS SUBSTANTIALLY DEPENDENT ON THE AVAILABILITY OF AN ADEQUATE SUPPLY OF COAL RESERVES THAT CAN BE MINED AT COMPETITIVE COSTS, THE UNAVAILABILITY OF THESE TYPES OF RESERVES WOULD CAUSE OUR PROFITABILITY TO DECLINE.

     Our profitability depends substantially on our ability to mine coal reserves that have the geological characteristics that enable them to be mined at competitive costs. Replacement reserves may not be available when required or, if available, may not be capable of being mined at costs comparable to those characteristic of the depleting mines. We may not be able to accurately assess the geological characteristics of any reserves that we acquire, which may adversely affect our profitability and financial condition. Exhaustion of reserves at existing mines also may have an adverse effect on our operating results.

DISRUPTION IN, OR INCREASED COSTS OF, TRANSPORTATION SERVICES COULD ADVERSELY AFFECT OUR PROFITABILITY.

     The coal industry depends on rail, barge and trucking transportation to deliver shipments of coal to customers, and transportation costs are a significant component of the total cost of supplying coal. Disruptions of these transportation services could temporarily impair our ability to supply coal to our customers and thus adversely affect our business and the results of our operations. In addition, increases in transportation costs associated with our coal, or increases in our transportation costs relative to transportation costs for coal produced by our competitors or of other fuels, could adversely affect our business and profitability.

WE FACE NUMEROUS UNCERTAINTIES IN ESTIMATING OUR ECONOMICALLY RECOVERABLE COAL RESERVES, AND INACCURACIES IN OUR ESTIMATES COULD RESULT IN LOWER THAN EXPECTED REVENUES, HIGHER THAN EXPECTED COSTS OR DECREASED PROFITABILITY.

     We base our reserve information on geological data assembled and analyzed by our staff and outside consultants, which includes various engineers and geologists. The reserve estimates are periodically updated to reflect production of coal from the reserves and new drilling or other data received. There are numerous uncertainties inherent in estimating quantities of recoverable reserves, including many factors beyond our control. Estimates of economically recoverable coal reserves and net cash flows necessarily depend upon a number of variable factors and assumptions, such as geological and mining conditions which may not be fully identified by available exploration data or which may differ from experience in current operations, historical production from the area compared with production from other producing areas, the assumed effects of regulation by governmental agencies and assumptions concerning coal prices, operating costs, severance and excise tax, development costs and reclamation costs, all of which may vary considerably from actual results.

     For these reasons, estimates of the economically recoverable quantities attributable to any particular group of properties, classifications of reserves based on risk of recovery and estimates of net cash flows expected from particular reserves prepared by different engineers or by the same engineers at different times may vary substantially. Actual coal tonnage recovered from identified reserve areas or properties and revenues and expenditures with respect to our reserves may vary materially from estimates. These estimates thus may not accurately reflect our actual reserves.

DEFECTS IN TITLE OR LOSS OF ANY  LEASEHOLD  INTERESTS  IN OUR  PROPERTIES  COULD
LIMIT  OUR  ABILITY  TO  MINE  THESE   PROPERTIES   OR  RESULT  IN   SIGNIFICANT
UNANTICIPATED COSTS.

     We conduct our mining operations on properties that we lease. The loss of any lease could adversely affect our ability to mine the associated reserves. Because title to most of our leased properties and mineral rights is not usually verified until we make a commitment to develop a property, which may not occur until after we have obtained necessary permits and completed exploration of the property, our right to mine some of our reserves has in the past, and may again in the future, be adversely affected if defects in title or boundaries exist. In order to obtain leases or mining contracts to conduct our mining operations on property where these defects exist, we have had to, and may in the future have to, incur unanticipated costs. In addition, we may not be able to successfully negotiate new leases or mining contracts for properties containing additional reserves, or maintain our leasehold interests in properties where we have not commenced mining operations during the term of the lease.

ACQUISITIONS THAT WE MAY UNDERTAKE WOULD INVOLVE A NUMBER OF INHERENT RISKS, ANY OF WHICH COULD CAUSE US NOT TO REALIZE THE BENEFITS ANTICIPATED TO RESULT.

     We continually seek to expand our operations and coal reserves through acquisitions of businesses and assets, including leases of coal reserves. Acquisition transactions involve various inherent risks, such as:

     o uncertainties in assessing the value, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition or other transaction candidates;
     o the potential loss of key personnel of an acquired business;
     o the ability to achieve identified operating and financial synergies anticipated to result from an acquisition or other transaction;
     o problems that could arise from the integration of the acquired business;
     o unanticipated changes in business, industry or general economic conditions that affect the assumptions underlying the acquisition or other transaction rationale; and
     o unexpected development costs that adversely affect our profitability.

     Any one or more of these factors could cause us not to realize the benefits anticipated to result from the acquisition of businesses or assets.

THE FOLLOWING RISKS RELATE PRINCIPALLY TO OUR COMMON STOCK AND ITS MARKET VALUE:

THERE IS A LIMITED MARKET FOR OUR COMMON STOCK.

     Our common stock is quoted on the OTC Bulletin Board under the symbol "CEIW.OB" There is a limited trading market for our common stock. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

OUR STOCK PRICE MAY BE VOLATILE.

     The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

     o technological innovations or new products and services by us or our competitors;
     o additions or departures of key personnel;
     o sales of our common stock
     o our ability to integrate operations, technology, products and services;
     o our ability to execute our business plan;

     o operating results below expectations;
     o loss of any strategic relationship;
     o industry developments;
     o economic and other external factors; and
     o period-to-period fluctuations in our financial results.

     Because we have a limited operating history with little revenues to date, you may consider any one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above.

     In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

WE HAVE NOT PAID DIVIDENDS IN THE PAST AND DO NOT EXPECT TO PAY DIVIDENDS IN THE FUTURE. ANY RETURN ON INVESTMENT MAY BE LIMITED TO THE VALUE OF OUR COMMON STOCK.

     We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

OUR COMMON STOCK MAY BE DEEMED PENNY STOCK WITH A LIMITED TRADING MARKET.

     Our common stock is currently listed for trading on the OTC Bulletin Board which is generally considered to be a less efficient market than markets such as NASDAQ or other national exchanges, and which may cause difficulty in conducting trades and difficulty in obtaining future financing. Further, our securities are subject to the "penny stock rules" adopted pursuant to Section 15 (g) of the Securities Exchange Act of 1934, as amended, or Exchange Act. The penny stock rules apply to non-NASDAQ companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade "penny stock" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the "penny stock rules" for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the "penny stock rules," investors will find it more difficult to dispose of our securities. Further, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

A SALE OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK MAY CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

     If our shareholders sell substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of our common stock could fall. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. Approximately 2,510,326 million shares of our restricted common stock is eligible for sale pursuant to Rule 144. In addition, the 11,313,904shares of common stock to be registered under this registration statement will be freely tradeable upon effectiveness of this registration statement.

                           FORWARD-LOOKING STATEMENTS

     We and our representatives may from time to time make written or oral statements that are "forward-looking," including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our shareholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements within the meaning of the Act. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors on which such statements are based are assumptions concerning uncertainties associated with product development, the risk that we will not obtain approval to market our products, the risk that our technology will not gain market acceptance, our ability to obtain additional financing, our ability to attract and retain key employees, our ability to protect intellectual property, and our ability to adapt to economic, political and regulatory conditions affecting the healthcare industry.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the common stock. However, we will receive the proceeds from the exercise of warrants which we intend to use for general working capital purposes.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     The following discussion should be read in conjunction with our condensed consolidated financial statements and notes to those statements. In addition to historical information, the following discussion and other parts of this quarterly report contain forward-looking information that involves risks and uncertainties.

OVERVIEW

     On September 12, 2003, we signed an agreement to acquire Eastern Consolidated Energy, Inc., a privately-held Kentucky corporation. The mining equipment was delivered to the site the last week of August 2003 and mining operations started in September 2003.

     Since the above acquisition, we, through our wholly owned subsidiary Eastern Consolidated Energy, Inc., which we refer to as "Eastern," are a producer and marketer of Appalachian coal, which is supplied to domestic electric utilities. Coal sales are made through the spot market and through long-term supply contracts.

     We are also involved in gas and oil exploration and development through our wholly owned subsidiary Consolidated Oil and Gas, Inc. We have interests in one producing gas well drilled in November 2004 with additional wells planned.

     In June 2003, we signed an agreement to acquire Saudi American Minerals, Inc., a company with a so-called "clean coal" technology. The effective date of the acquisition is subject to a registration statement being filed and effective, which filing has been delayed due to financing and other considerations. Once the acquisition is completed, we intend to complete development of the technology and seek licensing arrangements.

RESULTS OF OPERATIONS FOR THE QUARTER ENDED MARCH 31, 2005 COMPARED TO THE QUARTER ENDED MARCH 31, 2004

     For the period ended March 31, 2005, we had revenues of $443,033 with cost of revenues of $385,499 for a gross profit of $47,534. Operating expenses totaled 678,139 for a net loss of $630,605, or $.05 per share. For the period ended March 31, 2004, we had revenues of $671,584 with cost of revenues of $797,526, for a loss of $125,942. Expenses for the three months ended March 31, 2004 totaled $900,147 for net loss of $1,026,089, or $.13 per share.

     Revenues and expenses were down in the current quarter compared to the prior year period because management suspended mining operations in February and began preparation to mine an additional coal seam in its Warfield mine. Management expects that mining operations in should resume in May or June 2005 but not later than August 2005, and anticipates that production from the two coal seams should be sufficient to allow us to earn a profit from operations. We are currently exploring ways in which to finance a coal washing plant at the Warfield mine to further enhance the sales value of the mined coal.

     In January 2005, we issued 2,500,000 shares of common stock to acquire rights to additional reserves in the Coal Burg Seam, Taylor Seam, Richardson Seam and Broas Seam of coal on the Dempsey Heirs Leases estimated at approximately 21,500,000 tons. The acquisition was booked at $2,500, the par value of the stock issued. Management hopes to begin mining these new reserves in the next 12 to 15 months.

RESTATEMENT OF FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003

     In the course of preparing financial statements for the year ended December 31, 2004, we changed auditors effective April 1, 2005 (See Current Report on Form 8-K filed with the Commission on April 5, 2005). The new auditors have applied significant adjustments to the previously issued financial statements and restated the financial statements for the period ended December 31, 2003. The effects of the restatement include: substantial reductions to fixed assets due to a reduction in the value applied to shares issued in connection with the acquisition of Eastern; and reductions in other assets due to reclassification of Deferred Royalty and Prepaid Royalty items. These reductions have resulted in a reduction in total assets from the reported $6,036,626 to $1,590,647. These substantial reductions in assets are partially offset by reductions in Current and Long-Term liabilities for the same period, resulting in a decrease in total liabilities from the reported $3,862,355 to $2,426,121. Reported revenues also decreased and cost of revenue and expenses increased, resulting in an increase in net loss from the previously reported $(1,057,706) to $(1,401,722). Details of the accounting adjustments are included in footnote 3 to the financial statements included in this report. Results of Operations below reflect the restated numbers for fiscal 2003.

RESULTS OF OPERATIONS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004 COMPARED TO THE FISCAL YEAR ENDED DECEMBER 31, 2003

     For the year ended December 31, 2004, we had a net loss of $6,413,900 compared to a net loss for the year ended December 31, 2003, of $1,401,722. We had revenues of $2,746,983 for the year ended December 31, 2004 compared to revenues of $649,606 for the year ended December 31, 2003. The cost of revenues for 2004 was $3,737,162 compared to $1,035,295 for 2003. The increase in revenues for 2004 was the result of considerably increased mining and production activities, especially in the first three quarters of fiscal 2004. The increase in net loss was due primarily to large increases in operating expenses due to increased operations, expenses for shares issued for director and consultant services, increased interest expenses for loans and debentures, and increased depreciation and amortization due to the acquisition of additional equipment.

LIQUIDITY AND CAPITAL RESOURCES

     To date, we have funded operations through the issuance of notes payable and convertible debentures. We have also issued stock for services in lieu of cash.

FISCAL YEAR ENDED DECEMBER 31, 2004

     For the year ended December 31, 2004, we issued an aggregate of 1,205,310 shares of our common stock for the conversion of debentures (principal and interest) valued at $1,085,840, 670,000 shares to consultants for services rendered valued at $1,254,499, and 700,000 shares for a lease acquisition valued at $700. We also sold 394,118 shares for cash of $275,000.

     At December 31, 2004, we had a working capital deficit of $5,658,198. We have not established revenues sufficient to cover our operating costs, and, accordingly, the report of our auditor contains a statement that there is substantial doubt about our ability to continue as a going concern. We intend to address this working capital deficit and fund operations as necessary by obtaining long term financing capable of allowing us to access, prepare and mine the Pond Creek coal seam. We will also seek adequate capital to upgrade the equipment necessary to substantially increase the production capability of the Alma section(s).

     As of December 31, 2004, we had total assets of $1,787,692 and total liabilities of $5,906,952.

     During the year ended December 31, 2004 our operating activities used $883,164 of cash compared to $248,283 for the year ended December 31, 2003. Investing activities for 2004 used $1,075,132 primarily for the purchase of equipment, compared to $1,583,321 the prior year primarily for equipment purchases.

     A total of $1,956,372 of cash was provided from financing activities, including proceeds from notes payable, convertible debentures, advances from related parties and proceeds from stock sales. A total of $1,837,920 of cash was provided from financing activities during the year ended December 31, 2003, including proceeds from notes payable, convertible debentures and advances from related parties.

FISCAL QUARTER ENDED MARCH 31, 2005

     On January 3, 2005, we issued 550,000 shares of our common stock for services rendered during the year that ended December 31, 2004.The value of the stock issued, $1,072,500 (which approximates the value quoted in the OTCBB) has been recorded as an expense in the year ended December 31, 2004, with a corresponding increase in accrued liabilities.

     On January 11, 2005, we closed a financing transaction for $2,500,000 in bridge financing to be used exclusively for the purchase of equipment and to fund expenditures for the consummation of mining activities at our Warfield Mine. The financing consisted of a senior secured promissory note for the face amount of $2,500,000 with an interest rate of 9% per annum and a payment date (principal and interest) of March 31, 2005. Gryphon Master Fund, LP and GSSF Master Fund, LP, both Bermuda limited partnerships, are collectively the payees on the note. The note was repaid with the proceeds from our February 2005 financing.

     In consideration for the above note, we paid a commitment fee of $50,000 to the Gryphon Master Fund and GSSF Master Fund and a flat fee of $10,000 as reimbursement for fees and expenses incurred in connection with the negotiation, preparation and delivery of the note, all deducted from the proceeds of funding the note. As additional consideration, we issued issued to Gryphon Master Fund and GSSF Master Fund a warrant for the purchase of an aggregate of 514,706 shares of our common stock at an exercise price of $1.70 per share, exercisable for five years. The warrant also contains so-called "piggyback" registration provisions under which the warrant holder may request that the shares underlying the warrant be included in a registration with respect to an offering of our securities.

     In addition to the above fees and warrants, we paid Stonegate Securities, Inc., a Texas corporation, which we refer to as Stonegate, a total of $200,000 cash and issued warrants for the purchase of an aggregate of 51,470 shares of our common stock on the same terms as the warrants issued to Gryphon Master Fund and GSSF Master Fund. The warrant issuances were in the form of a warrant issued to Scott R. Griffith and a warrant issued to Jesse B. Shelmire IV, each for the purchase of 25,735 shares. The cash paid and warrants issued were per the terms of a non-exclusive Placement Agency Agreement between us and Stonegate (filed as an exhibit to our Current Report on Form 8-K dated January 11, 2005).

     On February 24, 2005, we entered into a financing transaction for aggregate gross proceeds of $7,000,000, with additional investment rights of up to an additional $7,000,000, such financing to be used for the purchase of equipment and to fund expenditures for the consummation of mining activities at our Warfield Mine. The financing is in the form of 6% senior secured convertible promissory notes for an aggregate total face amount of $7,000,000 and a term of three years. The 6% senior secured promissory notes may be converted to common stock at a conversion price of $1.70 per share. Holders of such notes are Gryphon Master Fund, L.P., GSSF Master Fund, LP, Lonestar Partners, L.P., WS Opportunity International Fund, Ltd., WS Opportunity Fund (QP), L.P., WS Opportunity Fund, L.P., Renaissance US Growth Investment Trust PLC, and BFS US Special Opportunities Trust PLC. As additional consideration, we issued to each of such holders warrants for the purchase of an aggregate of 3,242,647 shares of our common stock at an exercise price of $1.70 per share, exercisable for five years. The conversion price of such notes, and the exercise price of such warrants, are subject to certain normal and customary anti-dilution adjustment provisions and also include a one-time reset date provision with a floor price of $1.00 per share.

     During March 2005, two investors in our February 2005 private placement exercised their additional investment rights for an aggregate of $750,000 in 6% senior secured promissory notes that may be convertible into 441,176 shares of the Company's common stock at an exercise price of $1.70 upon the occurrence of certain events. In connection with the additional investment, we issued warrants for the purchase of 44,116 shares of our common stock at an exercise price of $1.70 to the placement agent. In April 2005, the placement agent exercised all of the 713,223 warrants issued to date to the placement agent through a cashless exercise provision in exchange for the issuance of 485,850 shares of our common stock.

     On March 23, 2005, we authorized the issuance of 200,000 shares of our common stock for services, which were performed during the year that ended December 31, 2002. The value of the stock to be issued, $1,010,000 (which approximates the value quoted in the OTCBB) has been recorded as an expense in the year that ended December 31, 2004, with a corresponding increase in accrued liabilities.

     As of May 10, 2005, we have used approximately $2,527,000 of the proceeds of the above offering to repay an outstanding bridge loan (principal and interest) from Gryphon Master Fund and GSSF Master Fund. We also paid a flat fee of $30,000 to Gryphon Master Fund and GSSF Master Fund as reimbursement for fees and expenses incurred in connection with the negotiation, preparation and delivery of the 6% senior secured promissory notes and related investment documents.

     In addition to the above fees and warrants, we paid Stonegate a total of $340,000 cash and issued warrants for the purchase of an aggregate of 617,647 shares of our common stock on the same terms as the Warrants issued to the Holders above. The warrant issuances are in the form of a Warrant issued to Scott R. Griffith and a warrant issued to Jesse B. Shelmire IV, each for the purchase of 102,941 shares. The cash paid and warrants issued were per the terms of a non-exclusive Placement Agency Agreement between the Company and Stonegate referenced above.

     In connection with the above transaction, we executed a security agreement (the "Security Agreement") giving the Holders a security interest in and to any and all of our assets and properties ("Collateral" as defined in the Security Agreement). Each of our subsidiaries have also executed a Guaranty for our obligations under the Notes.

     We intend to apply the net proceeds received from the financing transaction to the following:

     -    access the Pond Creek coal seam at Warfield;
     -    acquire the equipment necessary to mine the Pond Creek seam;
     -    construction of a coal washing facility at Warfield;
     -    begin engineering and permitting of other coal seams at Warfield; and
     - invest up to $250,000 to pursue further development of our clean coal technology.

     A portion of the money received from the transaction is currently being used to provide working capital and materials necessary to construct three slopes and the ancillary ventilation necessary to allow the Company to access the Pond Creek coal seam. This construction project is scheduled to be complete by the end of the second quarter of 2005.

     A portion of the money received from the transaction was used to secure the equipment which will be used to mine the Pond Creek coal seam. This equipment is scheduled to arrive in May of 2005 or sooner.

     A portion of the net proceeds has been used to prepare the site and to secure the equipment associated with the planned coal washing facility. This facility is scheduled to be completed in time to wash the coal being produced from the Pond Creek coal seam.

     At March 31, 2005, we had current assets of $2,940,244 consisting of cash of $2,864,851, $75,000 in accounts receivable and $493 in prepaid expenses. We had liabilities of $4,074,876, consisting of $699,596 in accounts payable, $501,805 in accrued liabilities, $350,898 in royalties payable, $1,045,000 in current capital lease, $561,528 in convertible debentures, $256,711 payable to related parties, and $659,339 in a note payable to a related party, for a working capital deficit of $1,134,532.

     At March 31, 2005, we had long-term liabilities of $166,501 in deferred royalties payable, $492,030 for the long term portion of a capital lease, and $5,581,735 for our senior 6% secured notes payable. We had fixed assets of building and equipment of $5,790,220 (net of depreciation) and coal leases of

$1,343,226 (net of amortization). We had other assets of $124,367, consisting of restricted cash, prepaid royalty and other assets.

     For the period ended March 31, 2005, cash flows used by operating activities totaled $652,973. Cash used by investing activities totaled $2,959,666, primarily for the purchase of mining equipment, plus the capitalized cost of a coal lease. Cash provided by financing activities totaled $6,473,098, primarily from the proceeds of the senior 6% convertible notes, offset by payment of notes payable, payments to related parties, and payment of capital leases.

SUBSEQUENT EVENT

     During June 2005, seven investors exercised their additional investment rights for an aggregate of $6,000,000 in 6% senior secured promissory notes that may be convertible into 3,529,411 shares of the Company's common stock at an exercise price of $1.70 upon the occurrence of certain events.

     As of July 31, 2005, Consolidated has invested approximately $7.3 million in plant and equipment and approximately $1.9 million in leasehold costs associated with the current mining property. Consolidated expects to invest an additional $4.0 million in equipment purchases and $1.0 million in leasehold costs to increase the production potential of the property.

                                    BUSINESS

     We are a company engaged in coal mining operations, gas and oil exploration and development, and development of related clean energy technologies that are environmentally friendly. Our main business focus in the immediate future will be in operating our mining subsidiary, Eastern Consolidated Energy, Inc., which we refer to as "Eastern." Through our acquisition of Eastern in September 2003, we are committed to the successful development of a profitable coal mining operation in eastern Kentucky. We have also begun operations through our gas and oil subsidiary, Eastern Consolidated Oil & Gas, Inc., which we refer to as "Cons Oil & Gas" with one well drilled and operating and additional development planned subject to funding. Through the signing of a definitive agreement to acquire Saudi American Minerals, Inc. in June 2003, we are also committed to the development; implementation and distribution of a clean-coal technology that we hope will provide an improved and environmentally friendly form of coal that can be cost effectively employed in all utility, industrial and commercial domestic and international markets.

HISTORY AND ORGANIZATION

     We were incorporated in Nevada on December 18, 1996, under the name Barbeque Capital Corporation, to engage in the manufacture and distribution of commercial size barbecues for individual, groups, and restaurant use. After two seasonal business cycles of trying to develop a market for our barbecues, we ceased business operations and began looking for alternative businesses. In October 2002, a majority of our shareholders approved a change in domicile from Nevada to Wyoming and a change of name to Consolidated Energy, Inc.

CURRENT BUSINESS

COAL

     On September 12, 2003, we entered into an agreement to acquire Eastern Consolidated Energy, Inc., a privately-held Kentucky Corporation ("Eastern"), through the issuance of 3,000,000 shares of our common stock in exchange for all of the issued and outstanding stock of Eastern. Eastern is being operated as our wholly-owned subsidiary.

     The assets of Eastern that we acquired include a coal lease in Martin County, Kentucky. Eastern developed the Alma coal seam at Warfield, Martin

County, Kentucky during 2003 and much of 2004. Eastern began to mine coal and increase mine development and production by adding additional production shifts for most of the first three quarters of 2004. However, Eastern entered into a long-term coal supply contract with American Electric Power in September of 2004. This contact provides that Eastern will supply American Electric Power with 40,000 tons of coal per month for 36 months at a selling price of $51 per ton. The coal quality required to satisfy the American Electric Power contract and which Eastern has under an active permit, is contained in the Pond Creek coal reserves held by Eastern. The Pond Creek coal seam is located 90 feet below the Alma coal seam. Our management decided to obtain financing necessary to allow Eastern to access the Pond Creek coal seam and to fund the ancillary equipment necessary to mine, prepare and satisfy the American Electric Power coal supply order.

     In January 2005, we obtained a $2,500,000 bridge loan which was used to begin the process of gaining access to the Pond Creek coal seam. This loan allowed us to initiate the construction of the proposed slope project at Warfield Kentucky. This construction project will allow us to gain access to the Pond Creek coal seam. Our management directed that all mining operations be suspended until after the construction of the slopes is near completion. We also used a portion of the bridge loan to begin the process of designing and building a coal washing facility at Warfield.

     On February 24, 2005, we entered into a financing agreement which provided us with gross proceeds of $7,000,000. We used a portion of these proceeds to retire the $2,500,000 bridge loan which we had obtained in January of 2005. After payment of transaction fees and expenses, the balance of the funds will be used by Eastern to finish the construction of the slopes which are designed to provide access to the Pond Creek seam. A portion of the proceeds will also be used to purchase equipment necessary to mine the Pond Creek seam and to build the coal washing facility scheduled to wash the coal produced from the Warfield mining operation. Eastern anticipates that the initial delivery to American Electric Power will occur as early as June of 2005.

     Eastern acquired additional coal reserves on the Dempsey Heir Lease in the Coalburg Seam, Taylor Seam, Richardson Seam, and Broas Seam containing proven reserves of 21,530,909 tons of low sulfur, high BTU coal to be mined by surface and underground mining methods. Production from some of these surface mine reserves is expected to commence by the fourth quarter of 2005.

OIL AND GAS

     We acquired 400 acres which are permitted in Morgan County, Kentucky, to explore and develop the gas reserves. Cons Oil & Gas drilled a gas well into the Devonian Shale gas formation in mid November of 2004. This well recorded an open flow measurement of 472,000 cubic feet per day. We commenced gas deliveries from this well in the first quarter of 2005. The gas from this well is currently being delivered to market via Jefferson Gas Company at a rate of greater than 30,000 cubic feet per day. We have several more gas wells scheduled to be drilled on the 400 acre reserve, several of which are direct offset locations to this well. These wells will be drilled as soon as we can obtain adequate capital for these projects.

CLEAN COAL TECHNOLOGY AND SAUDI AMERICAN MINERALS, INC.

     In June 2003, we entered into a definitive agreement with Saudi American Minerals, Inc., which we refer to as "Saudi American," to acquire 100% ownership of Saudi American with an effective date to coincide with an effective date of the S-4 which is being prepared and will be filed with the SEC. The acquisition of Saudi American will be accomplished with a stock exchange of two shares of our common stock for three Saudi American shares. The total number of Saudi American shares owned and outstanding is 20,685,517. The total number of shares of our common stock used to obtain all of the Saudi American shares will be 13,791,420. The acquisition will have the effect of transferring to CEI Holdings, our wholly owned subsidiary, one hundred percent (100%) of the ownership and rights to the items owned by or assigned to Saudi American, including USA patent #6,447,559 issued on September 10th of 2002 for so-called clean coal technology. The filing of the registration statement has been delayed while we have been seeking funding for operations. We intend to complete the acquisition transaction by filing a registration statement on Form S-4 as soon as the registration statement of which this prospectus is a part has been completed.

     The technology to be acquired is a process for treating coal to enhance its rank, wherein the temperature of the material is gradually increased in a controlled set of atmospheres, to allow for the reduction of surface and inherent moisture and the controlled reduction of volatile matter while maintaining the coal's natural structural integrity. We believe that the process can reduce the time, capitalization, and production costs required to produce coal of enhanced rank, thus substantially increasing the cost effectiveness and production rate over prior processes.

     We elected to focus most of our management's time on the coal mining operations during 2004, however, we resumed design, research and development work on the clean coal technology in March of 2005. Pursuant to our financing agreements entered into in February 2005, we can apply up to $250,000 of the proceeds from such financing to research and development work on clean coal technology. Subject to such limits, we have scheduled further development for 2005.

PRINCIPAL PRODUCTS

     Our principal product currently is high grade coal mined through Eastern, our operating subsidiary. The coal is being mined at the Warfield property in Eastern Kentucky. At this filing date, Eastern owns 80% of the operations at Warfield. The Warfield property consists of approximately 3,200 coal acres and has an existing coal mine, the "Alma" seam, and the Pond Creek seam which is currently being developed. The Warfield property also contains the Coalburg Seam, Taylor Seam, Richardson Seam, and Broas Seam. Mining operations are being conducted in the Alma seam. The coal from each of these reserves is high BTU or high grade coal with low to medium sulfur and low to marginal ash content.

     The coal reserves currently under lease by Eastern consist of high quality coal. The current market for such coal is a seller's market and the trend suggests that the coal market will remain strong for the foreseeable future. The Warfield mine began producing coal in September of 2003. In January 2004, Eastern took delivery of a larger, more appropriately suited miner for the Alma seam of the Warfield mine. This new miner has replaced the earlier miner and early indications show that this new piece of equipment is capable of producing twice the amount of coal that the earlier miner was producing.

DISTRIBUTION METHODS

     Coal, ready to be shipped to customers, can either be shipped via river barge truck or rail. Coal produced in 2004 was loaded on trucks and delivered to the river where it is loaded on to a barge for shipping to the end user. Coal production has been suspended from the Warfield operation during the slope construction project. However, the coal that will be sold to American Electric Power under the 36 month supply contract will be delivered to the Louisa power production facility which is 38 miles from the mine site via truck. Eastern is currently negotiating with others for a favorable truck delivery rate. Early negotiations have disclosed that favorable delivery rates are available.

     We use a contract consultant, Kentucky Energy Consultants, for mining consultation, coal reserve study and appropriation, coal sales, marketing and distribution consultation and coal venture and acquisition consultation. Kentucky Energy Consultants is owned by Jeff Miller and Larry Hunt who are related parties.

     Kentucky Energy Consultants is under contract to Eastern for five years and is contractually obligated to consult with us with respect to:

     o the marketing and selling of all coal produced from our Eastern Kentucky coal mining operations; and
     o the preparation of all proposal documents required for acquiring coal sales and contracts along with assisting in the transportation arrangements, contract negotiations and contract administration.

     For these services, effective February 2005, Kentucky Energy Consultants will receive fees or commissions equal to two and one half (2.5%) percent of the gross sales price received by Eastern for any and all coal sold by Eastern on purchase orders and/or contracts on either the spot or contract arrangements. Prior to February 2005, Kentucky Energy Consultants received a five (5%) percent commission.

     We use a sales agent "New River Energy Sales Company, Inc.", 8887 Indian Bluff Dr., Cincinnati, OH 45242 to provide us sales services, including, but not limited to, the following:

     o comprehensive monitoring of opportunities to sell coal on a spot or term basis;
     o consulting advisory services in connection with the solicitation of coal sales;
     o preparation of all proposal documents and assistance in transportation arrangements, contract negotiations and contract administration; and
     o New River will also assist in the sourcing of venture capital and assist in the review and construction proposals submitted in conjunction with the venture capital.

     New River is responsible for all office and customary sales and administrative expenses incurred by New River. ECEI and New River consult frequently to discuss general conditions and outlook in order to determine coal availability, sales opportunities and the best contract administration for ECEI.

     For these services, as of February, 2005, ECEI will pay to New River, a commission of 5 percent (5 %) of the selling price (f.o.b. mine market loading point) on all coal sold by contract or otherwise when the selling price (f.o.b. mine market loading point) is greater than $45.00 per ton. If and when the selling price (f.o.b. mine market loading point) is $44.99 per ton or less, the commission percentage will not remain at 5% but will be renegotiated in good faith by both ECEI and New River.

COMPETITION

COAL

     Eastern is smaller and has far less capital and resources when compared to dominant industry coal producers such as Penn Virginia Coal Co., Westmoreland, or Arch Coal. However, management believes that the current coal mining market is a sellers' market with the potential for a secure place for a small to medium sized coal producer. Current and expected future coal production is below that of last year and substantially below current and expected demand. The current pipeline and current coal stock piles are diminished when compared to the same time as last year. Management expects that these stock piles will continue to diminish due to the reduction in coal production and the expected increase in demand. Several independent coal producers did not survive the past decade when the coal market was depressed. Several of the larger coal producers curtailed production and have not made significant plans to increase production. Several other domestic suppliers of coal have committed sizable amounts of their production to export. This export activity contributes additional upward pressure to the price of the current elevated coal market as the amount of coal available to satisfy the domestic demand is reduced.

     The time and cost associated with obtaining coal mining permits continues to elevate. The current cost and time required to obtain a permit substantially reduces the opportunity for new competition to enter the market place in the near future. The added pressure on equipment suppliers and the resulting extended ship times required to ascertain mining equipment makes for a difficult environment for new and existing competition. The limited number of skilled personnel required to mine coal limits the opportunity for new competition to enter the coal industry.

GAS AND OIL

     We have not identified an increase in the number of competitors operating in Central Appalachia. The price for natural gas continues to remain elevated. The oil market also continues to remain elevated.

TECHNOLOGY

     Several   companies   are  working   toward   developing   new  clean  coal
technologies. We are not aware of any new competitors with an affective alternative to the patented clean coal process owned by Saudi American.

RAW MATERIALS

COAL

     The Warfield mine operation is an underground operation that uses several consumables such as roof bolts, rock dust, concrete block, grease and bolt rosin. Each of the aforementioned is readily available from several sources within a reasonable delivery distance from the Warfield mine. Water for the mining operation is readily available from a mountain stream. Eastern has a collection pond which insures available water in case there is a drought. Electricity required for mining is available from the local power provider that has sufficient power capacity for the current operation and is capable of supplying any planned expansion. Spare parts are used on a regular basis and Eastern has not had any difficulty finding several suppliers capable and willing to provide spare parts on an as needed basis. Belt structure for belt advancement and belt for belt advancement is readily available from several available local sources also. The elevated cost of steel has resulted in an elevated cost of several of the raw materials required to mine coal. However, we have not experienced any particular delays in the supply of raw materials.

GAS AND OIL

     The raw material related to gas and oil exploration is minimal. The cost of the steel casing used when drilling and securing a gas well has increased as a result of the increase cost of steel. However we have not experienced any lack of prompt supply of raw materials.

TECHNOLOGY

     We have several available sources for the few raw materials required to support Saudi American's clean coal technology. The cost of steel at the time when we begin fabricating the commercial apparatus will add to the price of the equipment. However, we do not anticipate any unusual lead time to obtain the required raw materials.

DEPENDENCE ON MAJOR CUSTOMERS

     Eastern's coal production operation has a varied and quite versatile number of potential customers for the coal mined and made available for sale. Eastern has elected to sell the current coal production on the spot market. This strategy has provided Eastern with a number of viable sales opportunities. The Company will solicit an additional contract for a portion of its coal production via long term (1-5 years) contracts.

     Eastern has committed approximately one third of its current anticipated overall run-rate to American Electric Power. Eastern is also negotiating for an additional contract which is anticipated to commit an additional one third of Eastern's anticipated overall run-rate. Management is satisfied with the stability of its contracted customer and the current list of potential customers with whom Eastern is negotiating.

PATENTS, TRADEMARKS, LICENSES, FRANCHISES, CONCESSIONS, ROYALTY AGREEMENTS OR LABOR CONTRACTS, INCLUDING DURATION

     The Warfield mining project, which is operated by Eastern, is authorized under several lease agreements. One of these agreements, which is referred to as the "Dempsey Lease" was entered into in March of 2002, and provides for the free and uninterrupted use and possession of, and rights-of-way into, upon, over, across, and through, the leased premises for the construction, operation, repair, maintenance, and reclamation of the mining operations, roads, haulways, exploration sites, work and service areas, pollution control structures, telephone, water, electrical and other utility lines devices and structures, coal tipples, coal processing and storage areas, and all other machinery, devices, improvements, structures and appurtenances which at such points, and in such manners, by incidental in or for its exploration, development, mining, removal, processing, marketing, and /or shipping said leased coal and /or other coal.

     The underground lease provides for Eastern to access and to mine the Alma seam reserves for an initial period of eighteen months and thereafter until Eastern fails to mine the coal reserves, or Eastern chooses not to continue to mine the coal reserves, or until the coal reserves have been exhausted. The surface lease allows Eastern the right to mine the coal reserves "above drainage" as long as Eastern begins to mine coal within three years of the signing of this lease and continues to actively pursue mining these coal reserves until these coal reserves have been exhausted. Eastern has agreed to pay to the Lessor the greater of a minimum annual amount or a royalty payment of 6% of the selling price but not less than $1.85 for each and every net ton of two thousand pounds of coal mined and sold from the leased premises.

     The second lease agreement is a lease on the Pond Creek seam. This seam is located directly under the Alma seam. Plans have been developed which utilize a slope in order to reach the Pond Creek reserves. Eastern expects to complete the planned slope construction sometime in June 2005.


NEED FOR GOVERNMENT APPROVAL OF PRODUCTS AND SERVICES

     The Warfield mining operation is bonded as a part of the Warfield mining permit. The Warfield property is operating under a permit issued by the state of Kentucky which allows Eastern to lawfully engage in the underground mining operations at Warfield. Eastern has engaged a local engineering company to update all appropriate mining maps as Eastern advances the mine. Eastern is current on all permit obligations.

EFFECT OF EXISTING OR PROBABLE GOVERNMENT REGULATIONS ON BUSINESS

     Existing regulations on mining are extensive and require time and personnel to insure compliance. Eastern has employed full time personnel capable of responding to any and all state or federal inspection personnel. These persons are charged with insuring that all mining personnel have been trained and instructed in safe mining operations. These persons are also charged with insuring that all other personnel are conducting themselves in a safe and acceptable manner. Eastern has also hired as part of the Eastern team, a risk management consulting company, to offer preventative and ongoing compliance support to help insure that Eastern remains in compliance with all state and federal mandates.

     Eastern is not aware of any new regulations that may impact the business, but expects that any new regulations will apply across the industry and not impact Eastern more than any other coal mining operation.

RESEARCH AND DEVELOPMENT EXPENSES

         None.

COSTS AND EFFECTS OF COMPLIANCE WITH FEDERAL, STATE, LOCAL ENVIRONMENTAL LAWS

     Underground mining is highly scrutinized and regulated by the federal government and the state government. Eastern is subject to comply with all state and federal requirements, many of which are outlined in the Code of Federal Regulations, Title 30, Volume 3, Parts 700 to end. Some of these regulations can also be found in more detail at: http://www.access.gpo.gov/nara/cfr/waisidx_00/ 30cfrv3_00.html.

     Detailed regulations cover mining operations, potential subsidence issues, and reclamation of mining areas. Eastern anticipates that such costs will increase over the next fiscal year due to expanded operations.

EMPLOYEES

     As of July 29, 2005 we had no employees. Eastern has approximately 24 employees. All employees are full time. We believe or employee relations are satisfactory.

                             DESCRIPTION OF PROPERTY

     Administrative offices are located at Consolidated Energy, Inc. 12508 W. Atlantic Boulevard, Coral Springs, FL. 33071. Effective February 15, 2005, we had a one year lease for the above offices with an option to renew for one additional year. The lease rate is approximately $2,391 per month plus utilities fees of approximately $350 per month. The space provided is adequate for our needs.

OPERATING PROPERTY

COAL

     Martin County - As of December 31, 2004, we are in possession of one material mineral property located at 820 Hode Road, in Warfield, Martin County, Kentucky. Access to this property is via Kentucky State Route 292 one half mile north of Warfield. The coal is transported via truck via Kentucky State Route 292, Kentucky Route 3, and US 23 at Catlitsburg, Kentucky where it is delivered to the end user, American Electric Power, at the Big Sandy Power Plant. An alternative delivery point would be the river Barge facility at Catlitsburg Kentucky which is located approximately 60 miles from the mine site via the same route.

     Consistent with industry practice, we conducted a limited investigation of title to our coal properties prior to leasing and the property owners provided title warranties. Prior to initiating mining, title to lands and reserves of the lessors or grantors and the boundaries of our leased properties are more completely verified. We utilize a registered professional surveyor to confirm the meets and bounds and also advertised the property and the proposed mining operation in the largest circulation newspaper in the county in which the property is located.

     The property is in the Eastern Kentucky Central Appalachian Mountain Range, in rock formation consisting primarily of shale, sandstone and blue slate. Coal seams of economic significance on the property include the Alma, Pond Creek, Taylor, Richardson, Broas and Coalburg seams. Continuing exploration of the property is being conducted by an independent contractor on an ongoing basis. The Alma Seam mine is operational and in good mining condition. The Pond Creek Seam is in the developmental stage. Currently, three slopes are being constructed within the current Alma Seam to allow access to the Pond Creek Seam. The Taylor Seam which will be mined via the underground method is currently in the permitting process. The Richardson, Broas and Coalburg seams are all to be mined using the surface mining method and have been explored and proven. Mining permits for these seams have not yet been submitted.

     We rehabilitated the Alma Seam which is currently mine ready. The Alma Seam is currently being mined by the continuous mining method using (1) Joy 14 CM-10 AA continuous miner, (1) Fletcher dual head roof bolter, (5) Long Air-dox Uni-haulers and various other underground mining equipment normally used in this method of mining. Substantially all of the current operating equipment has been refurbished or rebuilt and is in near new condition. The slope construction project which allows access to the Pond Creek from the mine ready Alma Seam lies approximately 93 feet below the Alma. The slope project is better than 50% complete. In February, 2005, we began purchasing equipment for a coal washing facility to be located on the property. Construction of the plant is currently underway and should be completed by end of third quarter 2005.

     As of December 31, 2004, we had invested $113,157.42 in leases associated with the Warfield property. We had invested approximately $25,000 for permits and approximately $1,761,982 in property, plant and equipment associated with the mining of coal on the above mentioned property.

     As of December 31, 2004, we plan to invest $4 million to $5 million or more to increase the production potential of the property, depending on the success of proposed fund raising.

     Electric power for the current and future operations on the property is supplied by American Electric Power. This power source is readily available and upgradeable when and as power demand increases. In the past three years we have rehabilitated the Alma seam mine and commenced production, and have recently begun construction of a coal preparation plant. There have been no other material events and no adverse material events within the past three years.

     All information provided in the table below represents current minerals under lease located on the Warfield property. All mineral is leased and none is owned by us.


                    Proven & Probable
                      Tons in Place                                                      Average            Total
                          As of                         BTU           Sulfur         Recovery % Inc.     Recoverable
      Seam            Dec 31, 2004         Type       Per lb.         Content          Processing           Tons
------------          ------------         ----        -------      -------------    --------------      -----------
Pond Creek              5,400,000          Steam       12,500       less than 1.0           40%           2,160,000
Alma                   14,600,000          Steam       12,500       more than 1.5           45%           6,570,000
Taylor                  5,220,300          Steam       12,500       less than 1.0           35%           1,827,105
Coalburg               13,105,855          Steam       12,500       more than 1.0           48%           6,290,810
Richardson                941,000          Steam       12,500       less than 1.0           50%             470,500
Broas                   3,437,250          Steam       12,500       less than 1.0           85%           2,921,663

Totals                 42,704,405                                                                        20,240,078
                       ==========                                                                        ==========

     Our estimate of the economic recoverability of our reserves is based upon a comparison of unassigned reserves to assigned reserves currently in production in the same geologic setting to determine an estimated mining cost. These estimated mining costs are compared to existing market prices for the quality of coal expected to be mined and taking into consideration typical contractual sales agreements for the region and product. Where possible, we also review production by competitors in similar mining areas. Only reserves expected to be mined economically and with an acceptable profit margin are included in our reserve estimates. Finally, our reserve estimates include reductions for recoverability factors to estimate a saleable product. Approximately 40% of the reserves in the table above is compliance coal.

     Our reserve estimates are prepared by Company employees with years of experience within the mining or engineering industry. From time to time we engage independent third party engineering firms or mining consultants to review our policies and procedures concerning reserve estimates. The latest independent review was performed in July 2005 and confirmed that we were in control of approximately 20.2 million recoverable coal tons.

     Morgan County - we recently acquired a lease, permit and the equipment to begin surface mining in Morgan County, Kentucky. This acquisition allows us to immediately begin surface mining. Management projects that it will be able to mine and sell over 60,000 tons of coal from this initial permit at a rate of 15,000 tons per month. The Morgan County acquisition also provides an option to purchase a pending permit that contains over 1,000,000 tons of high quality coal also located in Morgan County. This pending permit is expected to be released by the time we have completed mining the currently permitted 60,000 tons.

GAS AND OIL

     The gas and oil reserves held by us consist of approximately 400 acres. We acquired the lease from the mineral holder, in exchange for a working interest of all future wells constructed on the leased area. We also obtained an interest in an existing gas well that was on the 400 acre lease. This first well placed in operation by us was developed with a funding partner, Cascade Corporate Services, LLC. The partner owns 15% of the working interest in the well; the company from whom the lease was obtained owns 75% and we own the balance of 10%. On future wells, if we fund the drilling and completion, we will own 75% of the working interest. We may choose to offer a portion of such wells' working interest to others who fund the development of the wells.

                                LEGAL PROCEEDINGS

     In the fourth quarter of 2004, we settled a fee dispute over services rendered with an attorney for a settlement amount of approximately $20,000 (Case No. CACE05001104, filed in the Seventeenth Circuit Court, Broward County, Florida).

                        DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers and directors as of May 10, 2005:


Name                                Age   Positions
David Guthrie...................... 52    President and Director
Barry Tackett...................... 30    Chief Financial Officer and Director
Joseph Jacobs...................... 58    Secretary and Director
Edward Jennings.................... 68    Director
Carl Baker......................... 63    Director

     Mr. Guthrie has spent the majority of his life in entrepreneurial endeavors. He began his career in construction where he was the founder of the first home center in Indianapolis. He developed the business into a sizable contractor supply facility serving the Greater Indianapolis area. From 1976 to 1998, he was the founder and operator of Guthrie Building materials. From 1990 to 1996, he founded and co-managed Guthrie Rental Station. From 1991 to the present, he founded and operated Royal Custom Homes, LLC. He also served as a board member to TruServe (formerly American Hardware & ServiStar) from 1994 to 1996, one of the largest cooperatives in the United States. During his tenure as a board member, this company grew from less than $1 billion in revenue to $5 billion. From 1996 to the present, Mr. Guthrie has served as President of Saudi American Minerals, Inc. Mr. Guthrie has recently sold his lumber interest and retired from his TruServe responsibilities. Mr. Guthrie, who holds a BA from Purdue University (1976), is currently President of Consolidated Energy, Inc.

     Dr. Edward H. Jennings is President Emeritus and Professor Emeritus of Finance at Ohio State University. Dr. Jennings has served in university leadership assignments including President, Ohio State University (1981-1990), President, University of Wyoming (1979-1981), and Vice President of Finance and University Studies, University of Iowa (1976-1979). He has had faculty assignments at the University of Iowa (1973-1979, University of Dar Es Salaam (1972-1973), and the University of Hawaii (1974). Dr. Jennings has been widely published in major academic journals and is the co-author of a basic investment textbook now in its fourth printing. Prior to his academic career, from 1963 to 1965, he served as production planner, production supervisor and senior industrial engineer for Merck & Company, Pennsylvania. He has traveled extensively in the Far East, Europe, and Africa on various trade missions, and assisted in the development of academic ties with numerous international universities. He holds degrees from the University of North Carolina, BS in Industrial Management (1959), Case Western Reserve University, MBA in Finance
(1963), and the University of Michigan, Ph.D. in Finance (1969).

     Mr. Baker has been chairman of the board of Harvard Design Group, Ltd., Monaco, Pennsylvania, since 1996. He brings 25 years of experience in design and management. From 1992-1996, he was president of BTI, Moon Township, Pennsylvania. Form 1990 to 1992; he was a principal in Global Design Incorporated, Pittsburgh, Pennsylvania. He has been involved in the design and management of $300 million in healthcare facilities, $250 million in transportation facilities, $200 million in educational facilities, and four million square feet of commercial, retail, office, and recreational facilities. Mr. Baker is a registered architect in Ohio, Pennsylvania, Virginia and West Virginia. Other experiences include acting as master planner, managing and developing business plans for corporate growth, coordinating large-volume projects, and managing all phases of construction detailing and coordination. Mr. Baker holds a degree from Carnegie Mellon University, BA in Architecture
(1965), and has studied architectural design management and business development at Pennsylvania State University and Geneva College, and management at Massachusetts Institute of Technology.

     Joseph G. Jacobs has held various positions in the coal industry since 1970 including Vice President of the Kentucky Mining Institute and Coal Operators and Associates from 1999 to the present. He also served as a member of the Kentucky Mining Board from 1997 to 2002 and currently serves as Vice Chairman of the Kentucky Coal Producers. Mr. Jacobs is a graduate of the University of Kentucky in 1969 and is presently the owner of Jacobs Risk Management serving as a mining consultant to a variety of clients in Kentucky, Virginia and West Virginia.

     Barry W. Tackett is a Certified Public Accountant and owns his C.P.A. firm in Stanville, Kentucky from April 2003 to Current. He comes from a family of coal operators and has worked for clients in the coal industry for over ten years. He received his Masters of Accounting from the University of Tennessee in August 2000 and is a member of the Kentucky Society of Certified Public Accountants.

AUDIT COMMITTEE

     We have not yet established an audit committee. Our board of directors acts as the audit committee.

                             EXECUTIVE COMPENSATION

     The following summary compensation table sets forth certain information concerning compensation paid to our Chief Executive Officer and our four most highly paid executive officers (the "Named Executive Officers") whose total annual salary and bonus for services rendered in all capacities for the year ended December 31, 2004 was $100,000 or more.

                           SUMMARY COMPENSATION TABLE
                                                                                            Long-Term
                                                                                           Compensation
                                                                            -------------------------------------------
                                              Annual Compensation                      Awards                Payouts
                                      ------------------------------------- ------------------------------ ------------
                                                                             Restricted      Securities                    All
                                      Other
                                                                 Annual                     Under-lying                   Other
         Name and                                                Compen-        Stock      Options/ SARs      LTIP       Compen-
    Principal Position        Year     Salary ($)   Bonus ($)  sation ($)   Award(s) ($)        (#)        Payouts ($)  sation ($)
--------------------------- --------- ------------- ---------- ------------ -------------- --------------- ------------ -----------
David Guthrie,               2004        -0-          -0-        -0-            -0-            -0-            -0-         -0-
     President               2003        -0-          -0-        -0-            -0-            -0-            -0-         -0-
                             2002        -0-          -0-        -0-            -0-            -0-            -0-         -0-

OPTION GRANTS IN FISCAL YEAR 2004

     We did not grant options in 2004.

Aggregated Option Exercises in 2005 and Year End Option Values

     None

COMPENSATION OF DIRECTORS.

     The Company has not implemented a formal compensation plan for its directors. In January 2005, Carl Baker, Joseph Jacobs, Edward Jennings and Barry Tackett each received 25,000 shares of our common stock for service as directors during fiscal 2004. It is anticipated that a similar compensation arrangement for directors will be approved for fiscal 2005.

TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENT

     There are no compensatory plans or arrangements, including payments to be received from us, with respect to any person named in Cash Compensation set out above which would in any way result in payments to any such person because of his resignation, retirement, or other termination of such person's employment with us or our subsidiaries, or any change in control of us, or a change in the person's responsibilities following a changing in control of us.

EMPLOYMENT AGREEMENTS

     Effective January 2005, we entered into an oral agreement with David Guthrie, our President and a director, pursuant to which we agreed to pay to Mr. Guthrie $8,000 per month as compensation for his services as our President.

     CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                   DISCLOSURE

     We have had no disagreements with our certified public accountants with respect to accounting practices or procedures or financial disclosure. On April 1, 2005, we accepted the resignation of Clyde Bailey, PC as our independent auditor. Also on April 1, 2005, we engaged Killman Murrell & Company, PC as our successor independent audit firm. Neither us, nor anyone acting on our behalf, consulted Killman Murrell regarding any matters specified in Items 304(a)(2)(i) or 304(a)(2)(ii) of Regulation S-B. Our acceptance of Bailey's resignation and subsequent engagement of Killman Murrell was approved by our Board of Directors.

            MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

MARKET INFORMATION

     Since October 18, 2002, our common stock has been quoted on the National Association of Securities Dealers Electronic Bulletin Board under the symbol "CEIW." Prior to that date, our common stock was quoted under the symbol "BBQA." Set forth below are the high and low bid prices for the our common stock for the last two fiscal years. Although our common stock is quoted on the Electronic Bulletin Board it has traded sporadically with no significant volume. Consequently, the information provided below may not be indicative of our common stock price under different conditions.

     At July 29, 2005, the high and low price for our common stock was $2.70 and $2.56, respectively. All prices listed herein reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

                   Quarter Ended              High                   Low
                                             -----                  -----
June 2005                                    $ 2.24                $ 2.16
March 2005                                   $ 3.27                $ 3.06


                   Quarter Ended              High                   Low
                                             -----                  -----
December 2004                                $2.20                  $1.40
September 2004                               $2.30                  $1.01
June 2004                                    $1.93                  $1.20
March 2004                                   $2.05                   0.75

                  Quarter Ended               High                   Low
                                             -----                  -----
December 2003                                $1.38                  $0.68
September 2003                               $1.89                  $0.21
June 2003                                    $0.69                  $0.13
March 2003                                   $0.40                  $0.11

NUMBER OF SHAREHOLDERS

     As of July 29, 2005, there were 83 holders of record of our common stock.

DIVIDEND POLICY

     Historically, we have not paid any dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of July 29, 2005, the name, address and the number of shares of our Common Stock, par value $0.001 per share, held of record or beneficially by each person who held of record, or was known by us to own beneficially, more than 5% of the issued and outstanding shares of our Common Stock, and the name and shareholdings of each director and of all officers and directors as a group.

     Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws, where applicable. Unless other indicated, the address of each beneficial owner listed below is c/o Consolidated Energy 12508 West Atlantic Blvd., Coral Springs, Florida 33071.

                                                                                    Percentage of Shares
           Name of Beneficial Owner                      Number of Shares          Beneficially Owned (1)
           ------------------------                      ----------------          ----------------------
Executive officers and directors:

David Guthrie                                              808,150                          5.74%
President, Director

Barry W. Tackett,                                          350,000                          2.48%
CFO, Director

Joseph G. Jacobs                                           351,000                          2.49%
Secretary, Director

Edward H. Jennings                                          25,000                            *
Director

Carl G. Baker                                               25,000                            *
Director

All Directors and Executive Officers as a group          1,559,150                         11.06%
(5 persons)

Other 5% Shareholders:

Diatom Energy, LLC (4)                                   1,320,502                          8.46%
1030 Coral Ridge Dr.
Coral Springs, FL 33071

Gryphon Master Fund, LP                                  3,694,852 (2)                     24.29%
100 Crescent Court, Suite 490
Dallas, TX 75201

GSSF Master Fund, LP                                     1,231,618 (3)                      8.49%
100 Crescent Court, Suite 475
Dallas, TX 75201

     *    less than 1%

     (1) Applicable percentage ownership as of July 29, 2005 is based upon 14,361,956 shares of common stock outstanding. Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Under Rule 13d-3, shares issuable within 60 days upon exercise of outstanding options, warrants, rights or conversion privileges ("Purchase Rights") are deemed outstanding for the purpose of calculating the number and percentage owned by the holder of such Purchase Rights, but not deemed outstanding for the purpose of calculating the percentage owned by any other person. "Beneficial ownership" under Rule 13d-3 includes all shares over which a person has sole or shared dispositive or voting power.

     (2)  Includes  2,647,058  shares of common stock  underlying  our 6% Senior

     Secured Convertible Notes Due 2008, and (ii) warrants to purchase 1,047,793 shares common stock; which shares, pursuant to Rule 13d-3(d)(1)(i)(D) promulgated under the Securities Exchange Act of 1934, as amended, are deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock.

     (3) Includes (i) 1,231,618 shares of common stock underlying our 6% Senior Secured Convertible Notes Due 2008, and (ii) warrants to purchase 349,264 shares of common stock; which shares, pursuant to Rule 13d-3(d)(1)(i)(D) promulgated under the Securities Exchange Act of 1934, as amended, are deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock.

     (4) Jay Lasner, a principal of Diatom Energy, LLC, is an indirect beneficial owner of such shares.

                              SELLING SHAREHOLDERS

     The following table lists certain information with respect to the selling shareholders as follows: (i) each selling shareholder's name, (ii) the number of outstanding shares of common stock beneficially owned by the selling shareholders prior to this offering; (iii) the number of shares of common stock to be beneficially owned by each selling shareholder after the completion of this offering assuming the sale of all of the shares of the common stock offered by each selling shareholder; and (iv) if one percent or more, the percentage of outstanding shares of common stock to be beneficially owned by each selling shareholder after the completion of this offering assuming the sale of all of the shares of common stock offered by each selling shareholder. Except as noted, none of the selling shareholders have had any position, office, or other material relationship with us or any of our predecessors or affiliates within the past three years.

     The selling shareholders may sell all, or none of their shares in this offering. See "Plan of Distribution."


                                                                                                  Shares Beneficially Owned
                                                                                                     After the Offering
                                                                             Shares Being
                                      Shares Beneficially                  Offered Pursuant       ---------------------------
                                        Owned Prior to                          to this           Number of
        Selling Shareholder                Offering           Percent        Prospectus(1)         Shares         Percentage
-----------------------------         --------------------   ---------     -----------------      ----------      -----------
Gryphon Master Fund, L.P.                3,694,852             24.93%         3,694,852 (2)            0               *
100 Crescent Court
Suite 490
Dallas, Texas 75201

GSSF Master Fund, LP                     1,231,618              8.56%         1,231,618 (3)            0               *
100 Crescent Court
Suite 475
Dallas, Texas 75201

Lonestar Partners, L.P.                  3,235,294             21.51%         3,235,294 (4)            0               *
c/o Lonestar Capital Management,
LLC
One Maritime Plaza, Suite 2555
San Francisco, California  94111

WS Opportunity International Fund           90,353               *              90,353  (5)            0               *
Ltd.
300 Crescent Court, Suite 1111
Dallas, Texas 75201

WS Opportunity Fund (QP), L.P.              67,500               *              67,500  (6)            0               *
300 Crescent Court, Suite 1111
Dallas, Texas 75201

WS Opportunity Fund, L.P.                   62,736               *              62,736  (7)            0               *
300 Crescent Court, Suite 1111
Dallas, Texas 75201

Renaissance US Growth Investment           441,176              3.86%          441,176  (8)            0               *
Trust PLC
c/o RENN Capital Group, Inc.
8080 N. Central Expressway
Suite 210, LB-59
Dallas, Texas  75206

                                       26

BFS US Special Opportunities Trust         441,176              3.86%          441,176  (8)            0               *
PLC
c/o RENN Capital Group, Inc.
8080 N. Central Expressway
Suite 210, LB-59
Dallas, Texas  75206

Scott R. Griffith                          326,070              2.29%          326,070                 0               *
Stonegate Securities, Inc.
5940 Sherry Lane, Suite 410
Dallas, Texas 75225

Jesse B. Shelmire IV                       326,070              2.29%          326,070                 0               *
Stonegate Securities, Inc.
5940 Sherry Lane, Suite 410
Dallas, Texas 75225

Enable Grouth Partners, LP                 382,353              2.70%          382,353                 0               *
One Ferry Building, Suite 255
San Francisco, CA 94111

Enable Opportunity Partners, LP             58,824               *              58,824                 0               *
One Ferry Building, Suite 255
San Francisco, CA 94111

Gamma Opportunity Capital Partners L.P.    205,882              1.45%          205,882                 0               *
275 Seventh Avenue, Suite 2000
New York, NY 10001

Bushido Capital Master Fund L.P.           205,882              1.45%          205,882                 0               *
275 Seventh Avenue, Suite 2000
New York, NY 10001

Cordillera Fund, LP                        294,118              2.08%          294,118                 0               *
8201 Preston Road, Suite 400
Dallas, TX 75225

Newgrange Partners, LP                      29,412               *              29,412                 0               *
8201 Preston Road, Suite 400
Dallas, TX 75225


     * less than 1%.

     (1) Includes 4,117,647 shares of common stock issuable upon conversion of the 6% senior secured promissory notes based upon a conversion price of $1.70 per share. Because the number of shares of common stock issuable upon conversion of the 6% senior secured convertible promissory notes is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion may fluctuate and cannot be determined at this time. Under the terms of the 6% senior secured convertible promissory notes, the conversion price may be reset to a lower price, based upon the price of our common stock, with a limit of $1.00 per share. However the selling shareholders have contractually agreed to restrict their ability to convert their 6% senior secured convertible promissory notes or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 9.9% of the then issued and outstanding shares of common stock as determined in accordance with
     Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling shareholders exceeds the number of shares of common stock that the selling shareholders could own beneficially at any given time through their ownership of the 6% senior secured convertible promissory notes and the warrants. In that regard, the beneficial ownership of the common stock by the selling shareholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

     (2) Includes 2,647,059 shares issuable upon the conversion of 6% senior secured notes and 1,047,793 shares issuable upon the exercise of warrants.

     (3) Includes 882,353 shares issuable upon the conversion of 6% senior secured notes and 349,265 shares issuable upon the exercise of warrants.

     (4) Includes 2,352,941shares issuable upon conversion of our 6% senior secured notes and 882,353 shares issuable upon the exercise of warrants.

     (5) Includes 60,235 shares issuable upon conversion of 6% senior secured notes and 30,118 shares issuable upon the exercise of warrants.

     (6) Includes 45,000 shares issuable upon conversion of 6% senior secured notes and 22,500 shares issuable upon the exercise of warrants.

     (7) Includes 41,824 shares issuable upon conversion of 6% senior secured notes and 20,912 shares issuable upon the exercise of warrants.

     (8) Includes 441,176shares issuable upon conversion of 6% senior secured notes and 110,294 shares issuable upon the exercise of warrants.

     TERMS OF 6% SENIOR SECURED PROMISSORY NOTES DUE 2008

     On February 24, 2005, we executed a financing transaction for aggregate gross proceeds of $7,000,000, with additional investment rights of up to an additional $7,000,000, such financing to be used for the purchase of equipment and to fund expenditures for the consummation of mining activities at the Warfield Mine. The financing is in the form of 6% senior secured convertible promissory notes (the "Notes") for an aggregate total face amount of $7,000,000 and a term of three years. The Notes may be converted to common stock at a conversion price of $1.70 per share. Holders of the Notes are Gryphon Master Fund, L.P. and GSSF Master Fund, LP ("Gryphon"), Lonestar Partners, L.P., WS Opportunity International Fund, Ltd., WS Opportunity Fund (QP), L.P., WS Opportunity Fund, L.P., Renaissance US Growth Investment Trust PLC, and BFS US Special Opportunities Trust PLC (all collectively the "Holders"). As additional consideration, we have issued to the Holders warrants (the "Warrants") for the purchase of an aggregate of 2,058,824 shares of the Company's common stock at an exercise price of $1.70 per share, exercisable for five years. The conversion price of the Notes, and the exercise price of the Warrants, are subject to certain normal and customary anti-dilution adjustment provisions and also include a one-time reset date provision with a floor price of $1.00 per share.

     The Holders have registration rights in connection with the transaction. We are required to register all of the shares underlying the Notes if converted, the shares underlying the Warrants and the shares underlying the additional investment rights, if exercised, a total of 10,500,000 shares. We will also be required to register the shares underlying warrants issued to Gryphon and to the Company's placement agent in a previous bridge loan financing, a total of 566,176 shares. The registration must be filed not later than 45 days following the closing of the financing and effective not later than 270 days following closing. If the effective date is later than 120 days (if there are no comments from the Commission) or 150 days (if comments are received), we will be liable for cash penalty payments in the form of liquidated damages of 2% of the Notes for each thirty day period of delay.

     Additionally, during March and June 2005 we received additional investments totaling $6,750,000 from the following investors who exercised their additional investment rights: Gryphon Master Fund, L.P., GSSF Master Fund, L.P., Lonestar Partners, L.P., Renaissance US Growth, BFS US Special Opportunities Trust PLC, Enable Capital, Bushido Capital, AC Capital, and Newgrange Advisors, LLC.

     The 6% senior secured promissory notes bear interest at 6%, mature in February, 2008, and are convertible into our common stock, at the selling shareholder's option. The 6% senior secured notes are convertible into the number of our shares of common stock at an initial conversion price of $1.70 per share, subject to adjustment. The conversion price of the 6% senior secured promissory notes is subject to adjustment in the event we issue additional stock below the then current market price or declare a stock split or stock dividend. In addition, the conversion price is subject to a one time adjustment on the Reset Date, which is defined as the earlier to occur of (i) February 24, 2006, or (ii) the later of (A) the effectiveness date of the registration statement of which this prospectus is a part and, and (B) the nine-month anniversary of February 24, 2004. In the event that the 30-day moving average closing price of our common stock ending on the Reset Date is less than the Conversion Price in effect immediately prior to the Reset Date, then the Conversion Price shall be adjusted so that the Conversion Price immediately following the Reset Date shall equal such 30-day moving average closing price of the Common Stock, provided however that the conversion price shall not be adjusted below $1.00 per share.

     In addition, we issued to the selling shareholders warrants to purchase up to 2,573,529 shares of our common stock at an exercise price of $1.70 per share. The exercise price of the warrants is subject to the same adjustments and reset provisions as the 6% senior secured promissory notes.

     Pursuant to the terms of the 6% senior secured notes and the warrants, the selling shareholders have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 9.9% of the then issued and outstanding shares of common stock.

     A complete copy of the Securities Purchase Agreement and related documents were filed with the SEC as exhibits to our Form SB-2 relating to this prospectus.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Other than the transactions listed below, during the fiscal years ended December 31, 2004 and 2003, there were no material transactions, or series of similar transactions, since the beginning of our last fiscal year, or any currently proposed transactions, or series of similar transactions, to which we were or are to be party, in which the amount involved exceeds $60,000, and in which any of our directors or executive officers, or any security holders who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

     Barry Tackett, appointed as a director and CFO in February 2004, was paid a total of $10,610 for accounting services in fiscal 2003, and $37,509 in fiscal 2004. In January 2005, Mr. Tackett also received a total of 225,000 shares for consulting services in fiscal 2004 valued at $438,750.

     Joseph Jacobs, appointed as a director and Secretary in February 2004, was paid a total of $7,146 for business consulting services in fiscal 2003, and $25,543 in fiscal 2004. In January 2005, Mr. Jacobs also received 225,000 shares for consulting services in fiscal 2004 valued at $438,750.

     Steven Hicks, appointed as a director in February 2004, is the owner of CVS, Inc., a coal consulting company. CVS was paid a total of $15,000 for consulting services in fiscal 2003. Mr. Hicks resigned as a director in October 2004.

     Clear Focus, Inc., one of our major shareholders, was paid $15,500 for business and management consulting services in fiscal 2004, and $37,800 in fiscal 2003.

     In anticipation of the completion of our planned acquisition, we paid a total $15,000 in patent fees for Saudi American in fiscal 2004. We paid $24,146 in expenses for Saudi American during fiscal 2003, including $16,595 for advertising and promotional materials for the clean coal technology, $751 for freight delivery on coal to be tested, and $6,800 for laboratory testing.

     We paid $2,814 to Kentucky Energy Consultants for services and accrued an additional $29,666 for services through December 31, 2003. The Company accrued an additional $133,092 for services through December 31, 2004. Principals of Kentucky Energy Consultants are minority shareholders of us and major shareholders of Saudi American.

     In fiscal 2003, we paid $55,344.29 to Midwest Energy Transport for services. In fiscal 2004, we paid $35,875 to Midwest Energy Transport.
Principals of Midwest Energy are minority shareholders of us and major shareholders of Saudi American.

     In 2004, Cons Oil & Gas engaged in a series of transactions related to oil and gas leases with Buckeye Energy Development, LLC. See Note 14: Related Parties. Principals of Buckeye Energy Development are minority shareholders of us and major shareholders of Saudi American.

     In 2004, we engaged in a series of transactions related to coal sales with Eastern Consolidated Mining, Inc. See Note 14 Related Parties to our consolidated financial statements. Principals of Eastern Consolidated Mining are minority shareholders of us and major shareholders of Saudi American.

                            DESCRIPTION OF SECURITIES

     The following description of our capital stock and provisions of our articles of incorporation and bylaws, each as amended, is only a summary. Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share. As of July 29, 2005, there are 14,361,956shares of common stock issued and outstanding.

COMMON STOCK

     Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our shareholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further shareholder approval.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Pacific Stock Transfer Company, 500 East Warm Springs Road, Suite 240, Las Vegas, NV 89119.

                              PLAN OF DISTRIBUTION

     The selling shareholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling shareholders) may sell the common stock offered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the common stock is listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling shareholders may sell the common stock by one or more of the following methods, without limitation:

     o Block trades in which the broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o An exchange distribution in accordance with the rules of any stock exchange on which the common stock is listed;

     o Ordinary brokerage transactions and transactions in which the broker solicits purchases;

     o Privately negotiated transactions;

     o In connection with short sales of company shares;

     o Through the distribution of common stock by any selling shareholder to its partners, members or shareholders;

     o By pledge to secure debts of other obligations;

     o In connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

     o Purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

     o In a combination of any of the above.

     These transactions may include crosses, which are transactions in which the same broker acts as an agent on both sides of the trade. The selling shareholders may also transfer the common stock by gift. We do not know of any arrangements by the selling shareholders for the sale of any of the common stock.

     The selling shareholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the common stock. These brokers or dealers may act as principals, or as an agent of a selling shareholder. Broker-dealers may agree with a selling shareholder to sell a specified number of the stocks at a stipulated price per share. If the broker-dealer is unable to sell common stock acting as agent for a selling shareholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire common stock as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the common stock is then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling shareholders may also sell the common stock in accordance with Rule 144 or Rule 144A under the Securities Act, rather than pursuant to this prospectus. In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

     From time to time, one or more of the selling shareholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or person to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling shareholders. The number of a selling shareholder's shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling shareholder's shares will otherwise remain unchanged. In addition, a selling shareholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

     To the extent required under the Securities Act, the aggregate amount of selling shareholders' shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters, any applicable commission and other material facts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling shareholder and/or purchasers of selling shareholders' shares, for whom they may act (which compensation as to a particular broker-dealer might be less than or in excess of customary commissions). Neither we nor any selling shareholder can presently estimate the amount of any such compensation.

     The selling shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions. If a selling shareholder is deemed to be an underwriter, the selling shareholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling shareholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The SEC staff is of a view that selling shareholders who are registered broker-dealers or affiliates of registered broker-dealers may be underwriters under the Securities Act. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus.

     A selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with that selling shareholder, including, without limitation, in connection with distributions of the common stock by those broker-dealers. A selling shareholder may enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer those common stock. A selling shareholder may also loan or pledge the common stock offered hereby to a broker-dealer and the broker-dealer may sell the common stock offered by this prospectus so loaned or upon a default may sell or otherwise transfer the pledged common stock offered by this prospectus.

     The selling shareholders and other persons participating in the sale or distribution of the common stock will be subject to applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the common stock by the selling shareholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of common stock in the market and to the activities of the selling shareholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

     We cannot assure you that the selling shareholders will sell all or any portion of the common stock offered by this prospectus. In addition, we cannot assure you that a selling shareholder will not transfer the shares of our common stock by other means not described in this prospectus.

                                  LEGAL MATTERS

     The validity of the common stock has been passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York.

                                     EXPERTS

     The financial statements included in the Prospectus have been audited by Killman, Murell & Company, P.C., independent certified public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

     We filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, NW, Washington, DC 20549, and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, Woolworth Building, 233 Broadway New York, New York. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our Articles of Incorporation provide that, to the fullest extent permitted by law, none of our directors or officers shall be personally liable to us or our shareholders for damages for breach of any duty owed to our shareholders or us.

     In addition, we have the power, by our by-laws or in any resolution of our shareholders or directors, to undertake to indemnify the officers and directors of ours against any contingency or peril as may be determined to be in our best interest and in conjunction therewith, to procure, at our expense, policies of insurance. At this time, no statute or provision of the by-laws, any contract or other arrangement provides for insurance or indemnification of any of our controlling persons, directors or officers that would affect his or her liability in that capacity.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

                            CONSOLIDATED ENERGY, INC.


                                TABLE OF CONTENTS


                                                                                                                Page

   Reports of Independent Registered Public Accounting Firm

     Killman, Murrell & Co., P.C. - Year Ended December 31, 2003                                                F-2
     Killman, Murrell & Co., P.C. - Year Ended December 31, 2004                                                F-3

   Consolidated Balance Sheets as of December 31, 2003 and 2004 and
     March 31, 2005 (Unaudited)                                                                                 F-4

   Consolidated Statements of Operations for the Years Ended December 31, 2003 and 2004
     and the Three Months Ended March 31, 2004 and 2005 (Unaudited)                                             F-6

   Consolidated Statement of Changes in Stockholders' Deficit for the Years Ended
     December 31, 2003 and 2004 and the Three Months Ended March 31, 2005 (Unaudited)                           F-7

   Consolidated Statements of Cash Flows for the Years Ended December 31, 2003 and 2004
     and the Three Months Ended March 31, 2004 and 2005 (Unaudited)                                             F-8

   Notes to Consolidated Financial Statements                                                                   F-10


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM







To the Board of Directors and Stockholders
Consolidated Energy, Inc.
Coral Springs, Florida


We have audited the accompanying consolidated balance sheet of Consolidated Energy, Inc. as of December 31, 2003, and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Consolidated Energy, Inc. as of December 31, 2003, and the consolidated results of its operations and its cash flows for the year then ended in conformity with United States generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the consolidated financial statements, the Company has suffered recurring losses from operations and its limited capital resources raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 4. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/Killman, Murrell & Company, P.C.
-----------------------------------
KILLMAN, MURRELL & COMPANY, P.C.
Houston, Texas
July 18, 2005

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM







To the Board of Directors and Stockholders
Consolidated Energy, Inc.
Coral Springs, Florida


We have audited the accompanying consolidated balance sheet of Consolidated Energy, Inc. as of December 31, 2004, and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Consolidated Energy, Inc. as of December 31, 2004, and the consolidated results of its operations and its cash flows for the year then ended in conformity with United States generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the consolidated financial statements, the Company has suffered recurring losses from operations and its limited capital resources raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 4. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/Killman, Murrell & Company, P.C.
-----------------------------------
KILLMAN, MURRELL & COMPANY, P.C.
Houston, Texas
April 11, 2005

                            CONSOLIDATED ENERGY, INC

                           CONSOLIDATED BALANCE SHEETS



                                     ASSETS

                                                                    December 31,
                                                           ---------------------------------       March 31,
                                                                2003               2004               2005
                                                           ---------------    --------------     --------------
                                                                                                 (Unaudited)
CURRENT ASSETS
   Cash                                                    $         6,316    $        4,392     $    2,864,851
   Accounts Receivable - Other                                           -            75,000             75,000
   Prepaid Expenses                                                 19,141               400                493
                                                           ---------------    --------------     --------------

             TOTAL CURRENT ASSETS                                   25,457            79,792          2,940,344
                                                           ---------------    --------------     --------------

BUILDING, EQUIPMENT AND
  COAL LEASES
   Building, Equipment, Net of Depreciation                      1,368,817         1,515,677          5,790,220
   Coal Leases, Net of Amortization                                107,458            98,157          1,343,226
                                                           ---------------    --------------     --------------

             TOTAL BUILDING, EQUIPMENT
              AND COAL LEASES, NET                               1,476,275         1,613,834          7,133,446
                                                           ---------------    --------------     --------------

OTHER ASSETS
   Restricted Cash                                                       -            49,900             51,200
   Prepaid Royalty                                                  44,111            11,666             46,167
   Other Assets                                                     44,804            32,500             27,000
                                                           ---------------    --------------     --------------

             TOTAL OTHER ASSETS                                     88,915            94,066            124,367
                                                           ---------------    --------------     --------------

             TOTAL ASSETS                                   $    1,590,647    $    1,787,692     $   10,198,157
                                                            ==============    ==============     ===============

                 The accompanying notes are an integral part of
                    these consolidated financial statements.
                                   (Continued)

                            CONSOLIDATED ENERGY, INC

                           CONSOLIDATED BALANCE SHEETS

                                   (CONTINUED)

                      LIABILITIES AND STOCKHOLDERS' DEFICIT


                                                                     December 31,                   March 31,
                                                          -----------------------------------    -----------------
                                                                 2003             2004                 2005
                                                          ----------------    ---------------    -----------------
                                                                                                   (Unaudited)
CURRENT LIABILITIES
   Cash Overdrafts                                        $        56,884     $      400,623      $             -
   Accounts Payable                                               311,030            426,427              699,595
   Accrued Liabilities                                            152,728          2,550,574              501,805
   Royalties Payable                                               48,786            369,374              350,898
   Notes Payable                                                  514,017            182,737                    -
   Current Portion Capital Lease                                        -                  -            1,045,000
   Convertible Debentures                                       1,266,400            588,010              561,528
   Payable to Related Parties                                      76,276            560,906              256,711
   Note Payable to Related Party                                        -            659,339              659,339
                                                          ----------------    ---------------     ----------------

             TOTAL CURRENT LIABILITIES                          2,426,121          5,737,990            4,074,876
                                                          ----------------    ---------------     ----------------

LONG-TERM LIABILITIES
   Deferred Royalties Payable                                           -            168,962              166,501
   Senior 6% Secured Notes Payable                                      -                  -            5,581,735
   Long Term Portion Capital Lease                                      -                  -              492,030
                                                          ----------------    ---------------     ----------------

             TOTAL LIABILITIES                                  2,426,121          5,906,952           10,315,142
                                                          ----------------    ---------------     ----------------

COMMITMENTS AND CONTINGENCIES                                           -                  -                    -

STOCKHOLDERS' DEFICIT
   Common Stock, $.001 Par Value, 50,000,000 Shares
    Authorized, 7,358,000, 10,327,428 and
    13,606,776 Shares Issued and
    Outstanding                                                     7,358             10,327               13,607
   Additional Paid-In-Capital                                     558,890          3,686,035            8,315,536
   Retained Deficit                                            (1,401,722)        (7,815,622)          (8,446,128)
                                                          ----------------    ---------------    -----------------

             TOTAL STOCKHOLDERS' DEFICIT                         (835,474)        (4,119,260)            (116,985)
                                                          ----------------    ---------------    -----------------

             TOTAL LIABILITIES AND
               STOCKHOLDERS' DEFICIT                      $     1,590,647     $    1,787,692     $     10,198,157
                                                          ================    ===============    =================


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                            CONSOLIDATED ENERGY, INC

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                   Year Ended December 31,                Three Months Ended March 31,
                                                ------------------------------------     --------------------------------------
                                                     2003                 2004                 2004                  2005
                                                -----------------   ----------------     ----------------     -----------------

(Unaudited) (Unaudited)
REVENUES
   Coal Sales                                   $        649,606    $     2,746,983      $       671,584      $        433,033
                                                -----------------   ----------------     ----------------     -----------------

               TOTAL REVENUES                            649,606          2,746,983              671,584               433,033

COST OF REVENUE                                        1,035,295          3,727,162              797,526               385,499
                                                -----------------   ----------------     ----------------     -----------------

               GROSS INCOME (LOSS)                      (385,689)          (980,179)            (125,942)               47,534
                                                -----------------   ----------------     ----------------     -----------------

EXPENSES
   Operating Expenses                                    659,076          4,205,518              785,338               555,800
   Depreciation and Amortization                         110,046            265,394               66,348               115,829
                                                -----------------   ----------------     ----------------     -----------------

               TOTAL EXPENSES                            769,122          4,470,912              851,686               671,629
                                                -----------------   ----------------     ----------------     -----------------

               LOSS FROM
                 OPERATIONS                           (1,154,811)        (5,451,091)            (977,628)             (624,095)
                                                -----------------   ----------------     ----------------     -----------------

OTHER EXPENSES
   Loss on Sale of Assets                                      -             83,861                    -                     -
   Interest Expense, Net of $1,098,868
     Capitalized Interest in 2005                        246,911            878,948               48,461                 6,411
                                                -----------------   ----------------     ----------------     -----------------

               TOTAL OTHER
                 EXPENSES                                264,911            962,809               48,461                 6,411
                                                -----------------   ----------------     ----------------     -----------------

               LOSS BEFORE
                 INCOME TAXES                         (1,401,722)        (6,413,900)          (1,026,089)             (630,506)
                                                -----------------   ----------------     ----------------     -----------------

PROVISION FOR INCOME TAXES                                     -                  -                    -                     -
                                                -----------------   ----------------     ----------------     -----------------

               NET LOSS                         $     (1,401,722)   $    (6,413,900)     $    (1,026,089)     $       (630,506)
                                                =================   ================     ================     =================

BASIC AND DILUTED LOSS PER
   COMMON SHARE$                                            (.29)   $          (.67)     $          (.13)     $          (.05)
                                                =================   ================     ================     =================

WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES
   Basic and Diluted                                   4,841,750          9,529,560            7,918,000            12,686,939
                                                =================   ================     ================     =================

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                            CONSOLIDATED ENERGY, INC

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT


                                                                              Additional
                                                   Common Stock                 Paid-In-      Retained
                                             ----------------------------
                                                Shares       Par Value          Capital        Deficit          Total
                                            --------------  --------------   ------------   ---------------  -------------

BALANCE, JANUARY 1, 2003                      2,668,000     $       2,668    $   263,802    $     (285,243)  $     (18,773)
   Shares Issued For Services                 1,690,000             1,690        394,160                 -         395,850
   Interest Cost Associated With
    Beneficial Conversion Features
    of Debentures                                     -                 -        186,171                 -         186,171
   Transfer of Retained Deficit Upon
     Reverse Merger                                   -                 -       (285,243)          285,243               -
   Shares Issued in Connection With
    Reverse Merger                            3,000,000             3,000              -                 -           3,000
   Net Loss                                           -                 -              -        (1,401,722)     (1,401,722)
                                            ------------    --------------   ------------   ---------------  --------------

BALANCE, DECEMBER 31, 2003                    7,358,000             7,358        558,890        (1,401,722)       (835,474)
   Shares Issued For Services                   670,000               670      1,253,829                 -       1,254,499
   Shares Sold For Cash                         394,118               394        274,606                 -         275,000
   Shares Issued Upon Conversion
   of Convertible Debentures and
   Accrued Interest                           1,205,310             1,205      1,084,635                 -       1,085,840
   Interest Cost Associated With
    Beneficial Conversion Features
   of Debentures                                      -                 -        514,075                 -         514,075
   Shares Issued For Copley Lease               700,000               700              -                 -             700

   Net Loss                                           -                 -              -        (6,413,900)     (6,413,900)
                                            ------------    --------------   ------------   ---------------  --------------

BALANCE, DECEMBER 31, 2004                   10,327,428            10,327      3,686,035        (7,815,622)     (4,119,260)

   Shares Issued For Settlement
    of Accrued Liabilities                      750,000               750      2,081,750                 -       2,082,500
   Shares Issued Upon Conversion
    of Convertible Debentures and
   Accrued Interest                              29,348                30         53,854                 -          53,884
   Shares Issued For Coal Lease               2,500,000             2,500              -                 -           2,500
   Interest Cost Associated With
    Beneficial Conversion Features
    of Debentures                                     -                 -      2,493,897                 -       2,493,897
   Net Loss                                           -                 -              -          (630,506)       (630,506)
                                            ------------    --------------   ------------   ---------------  --------------

BALANCE, MARCH 31, 2005
   (UNAUDITED)                               13,606,776     $      13,607    $ 8,315,536     $  (8,446,128)  $    (116,985)
                                           =============    ==============   ============   ===============  ==============


                 The accompanying notes are an integral part of
                    these consolidated financial statements.
                                   (Continued)

                            CONSOLIDATED ENERGY, INC

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                           Year Ended December 31,            Three Months Ended March 31,
                                                         ----------------------------------   ----------------------------
                                                             2003               2004               2004                2005
                                                         --------------     ---------------   ---------------     ---------------
CASH FLOWS FROM OPERATING                                                                      (Unaudited)         (Unaudited)
 ACTIVITIES
   Net Loss                                              $   (1,401,722)    $    (6,413,900)   $    (1,026,089)   $      (630,506)
   Adjustments to Reconcile Net Loss to Net Cash
     Used by Operating Activities
       Depreciation and Amortization                            110,046             265,394             66,348            115,829
       Stock Issued for Services                                395,850           1,254,499            624,000                  -
       Amortization of Debt Discount                                  -                   -                  -              2,875
       Interest Due to Beneficial Conversion Feature            186,171             485,001                  -                  -
       Loss on Sale of Assets                                         -              83,861                  -                  -
   Changes in Operating Assets and Liabilities
       Prepaid Expenses                                         (19,141)             18,741              3,702                (93)
       Accounts Receivable                                            -                   -           (102,879)                 -
       Prepaid Royalties                                        (44,111)             32,446                  -            (34,501)
       Other Assets                                             (44,804)             12,304             47,627              5,500
       Cash Overdrafts                                           56,884             343,739            (33,007)          (400,623)
       Accounts Payable                                         311,030              85,731            103,380            273,168
       Accrued Liabilities                                      152,728           2,509,370            414,873             37,615
       Royalties Payable                                         48,786             303,602            (34,123)           (18,476)
       Deferred Royalties Payable                                     -             185,948                  -             (2,461)
       Purchase of Restricted Cash                                    -             (49,900)                 -             (1,300)
                                                         --------------     ---------------   ----------------    ---------------

               NET CASH PROVIDED (USED)
                 BY OPERATING ACTIVITIES                       (248,283)           (883,164)            63,832           (652,973)
                                                         --------------     ---------------   ----------------    ---------------

CASH FLOWS FROM INVESTING
 ACTIVITIES
   Purchase of Equipment                                     (1,473,863)         (1,075,132)          (391,976)        (1,933,883)
   Interest Capitalized                                               -                   -                  -           (100,093)
   Lease Cost Capitalized                                      (109,458)                  -                  -           (925,690)
                                                         --------------     ---------------    ---------------    ---------------

               NET CASH USED BY
                 INVESTING ACTIVITIES                        (1,583,321)         (1,075,132)          (391,976)        (2,959,666)
                                                         --------------     ---------------   ----------------    ----------------

CASH FLOWS FROM FINANCING
 ACTIVITIES
   Proceeds From Notes Payable                                  514,017             182,737                  -           (182,737)
   Proceeds From Convertible Debentures                       1,266,400             325,000                  -          7,097,500
   Advances From (Payments to) Related Parties                   57,503           1,173,635            196,828           (304,195)
   Proceeds From Stock Sales                                          -             275,000            125,000                  -
   Payment on Capital Leases                                          -                   -                  -           (137,470)
                                                         --------------     ---------------    ---------------    ---------------

               NET CASH PROVIDED
                 BY FINANCING ACTIVITIES                      1,837,920           1,956,372            321,828          6,473,098
                                                         --------------     ---------------   ----------------    ---------------

NET (DECREASE) INCREASE IN CASH                                   6,316              (1,924)            (6,316)         2,860,459

CASH BALANCE, BEGINNING OF YEAR                                       -               6,316              6,316              4,392
                                                         --------------     ---------------   ----------------    ---------------

CASH BALANCE, END OF YEAR                                $        6,316     $         4,392   $              -    $     2,864,851
                                                         ==============     ===============   ================    ===============

                 The accompanying notes are an integral part of
                    these consolidated financial statements.
                                   (Continued)

                            CONSOLIDATED ENERGY, INC

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (CONTINUED)


                                                          Year Ended December 31,                 Three Months Ended March 31,
                                                     ----------------------------------       -----------------------------------
                                                          2003               2004                 2004                 2005
                                                     --------------     ---------------       ---------------     ---------------
NON-CASH INVESTING AND                                                                         (Unaudited)          (Unaudited)
 FINANCING ACTIVITIES
   Increase in Accounts Receivable Other             $            -     $       (75,000)      $             -     $             -
   Reduction in Equipment                                         -              75,000                     -                   -
   Reduction in Equipment                                         -             514,017                     -                   -
   Decrease in Notes Payable                                      -            (514,017)                    -                   -
   Increase in Lease Costs                                        -                (700)                    -                   -
   Common Stock Issued For Lease                                  -                 700                     -                   -
   Accrued Interest Converted to
     Debenture                                                    -             (82,684)                    -                   -
   Convertible Debenture From
     Interest Addition                                            -              82,684                     -                   -
   Debentures Converted to Common Stock                           -          (1,057,000)             (682,001)            (50,000)
   Accrued Interest Paid with Common Stock                        -             (28,840)             (160,927)             (3,884)
   Common Stock Issued for Debentures
     and Accrued Interest                                         -           1,085,840                   947                  30
   Additional Paid-In-Capital From Stock
     Issued For Debentures                                        -                   -               841,981              53,854
   Transfer of Retained Deficit to
     Paid-In-Capital                                       (285,243)                  -                     -                   -
   Retained Deficit Transferred to
     Paid-In-Capital                                        285,243                   -                     -                   -
   Debt Discount Capitalized as Equipment                         -                   -                     -            (679,067)
   Debt Discount Capitalized at Lease Cost                        -                   -                     -            (319,708)
   Reduction in Debt Discount                                     -                   -                     -             998,775
   Equipment From Capital Lease                                   -                   -                     -          (1,674,500)
   Increase in Capital Lease                                      -                   -                     -           1,674,500
   Lease Cost From Stock Issued                                   -                   -                     -              (2,500)
   Stock Issued For Lease                                         -                   -                     -               2,500
   Reduction in Accrued Liabilities for Stock Issued              -                   -                     -          (2,082,500)
   Common Stock Issued For Settlement of
     Accrued Liabilities                                          -                   -                     -                 750
   Additional Paid-In-Capital From Stock Issued                   -                   -                     -           2,081,750
   Debt Discount on Issuance of
     Convertible Debentures                                       -                   -                     -          (2,493,897)
   Additional Paid-In-Capital
     From Debt Discount                                           -                   -                     -           2,493,897
                                                     --------------     ---------------       ---------------     ---------------

                                                     $            -     $             -       $             -     $             -
                                                     --------------     ---------------       ---------------     ---------------

SUPPLEMENTAL CASH FLOW
 DISCLOSURES
Cash Paid During the Year For
   Interest                                          $            -     $        67,845       $        48,461     $       100,093
                                                     ==============     ===============       ===============     ===============
   Income Taxes$                                     -            $     -             $       -             $     -
                                                     ==============     ===============       ===============     ===============


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                            CONSOLIDATED ENERGY, INC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)


                           DECEMBER 31, 2003 AND 2004


NOTE 1:  ORGANIZATION AND DESCRIPTION OF BUSINESS

The Barbeque Capital Corp. was incorporated in Nevada on December 18, 1996, to engage in the manufacturing and distribution of commercial size barbeques for individual, groups, and restaurant use. After two seasonal business cycles of trying to develop a market for the Company's barbeques, management of the Company determined that without significant additional funding, the Company would not be able to compete in the barbeque business. Accordingly, after several unsuccessful attempts to obtain additional capital, the Company determined that it was in the Company's and its shareholders best interest to cease the barbeque business and search for an alternative business while the Company was still solvent. On October 14, 2002, the Company effected a change in its domicile from Nevada to Wyoming and a change in its name from Barbeque Capital Corp. to Consolidated Energy, Inc. (the "Company") by entering into an Agreement and Plan of Reincorporation and Merger (the "Agreement") with Consolidated, its wholly-owned subsidiary. Under the terms of the Agreement all outstanding shares of the Nevada Corporation were converted into shares of the Wyoming Corporation.

The Company leases and operates coal mines located in the eastern part of Kentucky.

The Company is authorized to issue 50,000,000 shares of $0.001 par value common stock.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Consolidated Energy Inc. and its wholly owned subsidiaries Eastern Consolidated Energy Inc. ("Eastern"), CEI Holdings, Inc., Morgan Mining, Inc. and Eastern Consolidated Oil & Gas, Inc. ("Eastern Oil") collectively Consolidated Energy, Inc. ("the Company"). All significant intercompany transactions and balances have been eliminated in consolidation.

NOTE 2:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Method

The Company's financial statements are prepared using United States generally accepted accounting principles. The Company has elected a year end of December 31.

Management of the Company has determined that the Company's operations are compromised of one reportable segment as that term is defined by SFAS No. 131 "Disclosures About Enterprise and Related Information." Therefore, no separate segment disclosures have been included in the accompanying notes to the financial statement.

Long-Lived Assets

The Company routinely evaluates the carrying value of its long-lived assets. The Company would record an impairment loss when events or circumstances indicate that a long-lived asset's carrying value may not be recovered. The Company has not recognized any impairment charges. (Continued)

                            CONSOLIDATED ENERGY, INC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

                           DECEMBER 31, 2003 AND 2004


NOTE 2:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Other Comprehensive Income

The Company has no material components of other income (loss) and accordingly, net loss is equal to comprehensive loss in all periods.

Income Taxes

The Company has adopted the provisions of Financial Accounting Standards Board Statement No. 109 ("FASB 109"), Accounting for Income Taxes. The Company accounts for income taxes pursuant to the provisions of FASB 109, which requires an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the income tax basis and the financial reporting basis of assets and liabilities.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Estimates

The preparation of the financial statements of the Company in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts. These estimates are based on information available as of the date of the financial statements. Therefore, actual results could differ from those estimates.

Net Loss Per Share

Basic and diluted net loss per share information is presented under the requirements of SFAS No. 128, Earnings Per Share. Basic net loss per share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding for the period. Diluted net loss per share reflects the potential dilution of securities by adding other common stock equivalents, including stock options, shares subject to repurchase, warrants and convertible debentures, in the weighted-average number of common shares outstanding for a period, if dilutive. All potentially dilutive securities have been excluded from the computation, as their effect is anti-dilutive.



                                   (Continued)
                                      F-11

                            CONSOLIDATED ENERGY, INC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

                           DECEMBER 31, 2003 AND 2004


NOTE 2:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

Revenues from coal sales are recognized when title passes to the customer as coal is shipped. Some coal supply agreements provide for price adjustments based on variations in the quality characteristics of the coal shipped. In most cases, the customer's analysis of the coal quality is binding and the results of the analysis are received on a delayed basis. In that case, the Company estimates the amount of the quality adjustment and adjusts the estimate to actual when quality adjustments are received from a customer. Historically, such adjustments have not been material.

Building, Equipment and Coal Leases

Property, plant and equipment are carried at cost. Expenditures that extend the useful lives of existing buildings and equipment are capitalized. Maintenance and repairs are expensed as incurred. Coal exploration costs are expensed as incurred. Development costs applicable to the opening of new coal mines and certain mine expansion projects are capitalized. When properties are retired or otherwise disposed, the related cost and accumulated depreciation are removed from the respective accounts and any profit or loss on disposition is credited or charged to income.

The Company's coal reserves are controlled through leasing arrangements. Leased mineral rights represent leased coal properties carried at the cost of acquiring those leases. The leases are generally long-term in nature (original term 5 to 50 years or until the mineable and merchantable coal reserves are exhausted), and substantially all of the leases contain provisions that allow for automatic extension of the lease term as long as mining continues.

Depreciation   of   buildings,   plant  and   equipment  is  calculated  on  the
straight-line method over their estimated useful lives, which generally range from 7 to 10 years.

Amortization of mine development costs is computed using the units-of-production method over the estimated proven and probable coal reserve tonnage.

Prepaid Mining Royalties

Coal leases, which require minimum annual or advance payments which are recoverable from future production are generally deferred and charged to expense as the coal is subsequently produced. On December 31, 2003 and 2004 and March 31, 2005, prepaid mining royalties included in other noncurrent assets totaled $44,111, $11,666 and $46,167, respectively.




                                   (Continued)
                                      F-12

                            CONSOLIDATED ENERGY, INC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

                           DECEMBER 31, 2003 AND 2004


NOTE 2:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Reclamation

The Federal Surface Mining Control and Reclamation Act ("SMCRA") establishes operational, reclamation and closure standards for all aspects of surface mining as well as many aspects of deep mining. Estimates of the Company's total reclamation and mine-closing liabilities are based upon permit requirements and the Company's engineering expertise related to these requirements. The Company records its reclamation liabilities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations" ("Statement 143"). Statement 143 requires that asset retirement obligations be recorded as a liability based on fair value, which is calculated as the present value of the estimated future cash flows, in the period in which it is incurred. The estimate of ultimate reclamation liability and the expected period in which reclamation work will be performed, is reviewed periodically by the Company's management and engineers. In estimating future cash flows, the Company considers the estimated current cost of reclamation and applies inflation rates and a third party profit, as necessary. The third party profit is an estimate of the approximate markup that would be charged by contractors for work performed on behalf of the Company. When the liability is initially recorded, the offset is capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Accretion expense is included in cost of produced coal revenue. To settle the liability, the obligation is paid, and to the extent there is a difference between the liability and the amount of cash paid, a gain or loss upon settlement is incurred. Additionally, the Company performs a certain amount of required reclamation of disturbed acreage as an integral part of its normal mining process. These costs are expensed as incurred.

Workers' Compensation

The Company is liable for workers' compensation benefits for traumatic injuries under state workers' compensation laws in which it has operations. Workers' compensation laws are administered by state agencies with each state having its own set of rules and regulations regarding compensation that is owed to an employee that is injured in the course of employment. The Company purchases it workers compensation insurance from an unrelated insurance carrier.

Newly Issued Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, Inventory Costs. SFAS No. 151 is an amendment of Accounting Research Bulletin ("ARB") No. 43, chapter 4, paragraph 5 that deals with inventory pricing. SFAS No. 151 clarifies the accounting for abnormal amounts of idle facility expenses, freight, handling costs and spoilage.




                                   (Continued)
                                      F-13

                            CONSOLIDATED ENERGY, INC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

                           DECEMBER 31, 2003 AND 2004


NOTE 2:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Newly Issued Accounting Pronouncements (Continued)

Under previous guidance, paragraph 5 of ARB No. 43, chapter 4, items such as idle facility expense, excessive spoilage, double freight, and rehandleing costs might be considered to be so abnormal, under certain circumstances, as to require treatment as current period charges. This Statement eliminates the criterion of "so abnormal" and requires that those items be recognized as current period charges. Also, SFAS No. 151 requires that allocation of fixed production overheads to the cost of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005. The Company is analyzing the requirements of SFAS No. 151 and believes that its adoption will not have any significant impact on the Company's financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment. SFAS No. 123R is a revision of SFAS No. 123, Accounting for Stock-Based Compensation, and supercedes APB 25. Among other items, SFAS No. 123R eliminates the use of APB 25 and the intrinsic value method of accounting and requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards in the financial statements.

The effective date of SFAS No. 123R is the first fiscal year beginning after June 15, 2005, and the Company expects to adopt SFAS No. 123R effective January 1, 2005. SFAS No. 123R permits companies to adopt its requirements using either a "modified prospective" method, or a "modified retrospective" method. Under the "modified prospective" method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS No. 123R for all share-based payments granted after that date and based on the requirements of SFAS No. 123 for all unvested awards granted prior to the effective date of SFAS No. 123R. Under the "modified retrospective" method, the requirements are the same as under the "modified prospective" method, but also permits entities to restate financial statements of previous periods based on proforma disclosures made in accordance with SFAS No. 123. The Company is currently evaluating the appropriate transition method. Through December 31, 2004, the Company had not had any stock-based compensation awards.



                                   (Continued)
                                      F-14

                            CONSOLIDATED ENERGY, INC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

                           DECEMBER 31, 2003 AND 2004

NOTE 3:  RESTATEMENT

During the course of the audit of the year ended December 31, 2004 financial statements, errors were discovered in the previously issued financial statements. The following table sets forth the capital section as reported and reflects the adjustments to the previously reported amounts:

                                                   Common Stock               Additional
                                             ----------------------------     Paid-In-          Retained
                                                Shares       Par Value        Capital           Deficit          Total
                                            --------------  -------------    ------------     --------------    --------------

Balance, As Reported,
   December 31, 2003                          7,358,000  $       7,358        3,509,862       $  (1,342,949)    $   2,174,271

   Transfer of Retained Deficit
    Upon Merger                                       -              -         (285,243)(a)         285,243 (a)             -

   Increase in Cost Associated With
    Shares Issued for Services                        -              -          145,100 (b)        (145,100)(b)             -

   Interest Cost Associated With
    Beneficial Conversion Features
    of Debentures                                     -              -          186,171 (c)        (186,171)(c)             -

   Reduction in Value of Shares
     Issued in Connection with
    Reverse Merger                                    -              -       (2,997,000)(d)               -        (2,997,000)

   Reduction in Sale of
    Royalty Interest                                  -              -                -            (110,000)(e)      (110,000)

Increase In Coal Royalty Expense                      -              -                -             (31,882)(f)       (31,882)

Decrease in Amortization Expense                      -              -                -             129,137 (g)       129,137
                                          --------------  -------------     -----------      ---------------   --------------

Balance, as Restated,
    December 31, 2003                         7,358,000  $       7,358      $   558,890      $   (1,401,722)        (835,474)
                                          ============== ==============     ===========      ===============   ==============


The following sets fourth the Statement of Operations for the year ended December 31, 2003 as previously reported and applicable restatement adjustments for that year:

                                                                               Restatement
                                                        As Reported            Adjustments          As Restated
                                                       ----------------        -------------        ----------------
Revenues                                               $        759,606        $    (110,000) (e)   $        649,606
Cost of Revenues                                              1,003,413               31,882  (f)          1,035,295
                                                       ----------------        -------------        ----------------
Gross Loss                                                     (243,807)            (141,882)               (385,689)
                                                       ----------------        -------------        ----------------
Legal and Professional Fees                                     216,247                    -                 216,247
Consulting Fees                                                 164,430              145,100  (b)            309,530
                                                       ----------------        -------------        ----------------
Operating Expenses                                              380,677              145,100                 525,777
Depreciation & Amortization                                     239,183             (129,137) (g)            110,046
Other Expenses                                                  133,299                    -                 133,299
Interest Expense                                                 60,740              186,171  (c)            246,911
                                                       ----------------        -------------        ----------------
Total Expenses                                                  813,899              202,134               1,016,033
                                                       ----------------        -------------        ----------------
Net Loss                                               $     (1,057,706)      $     (344,016)       $     (1,401,722)
                                                       ================       ==============        ================



                                   (Continued)
                                      F-15

                            CONSOLIDATED ENERGY, INC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

                           DECEMBER 31, 2003 AND 2004



NOTE 3:  RESTATEMENT (Continued)

(a) This represents the accumulated deficit of the Company before the reverse merger effective on September 12, 2003.

(b) This represents the difference in the quoted market value of common stock issued for services and the amount which was recorded as expense.


(c) This represents the beneficial conversion cost of common stock issued upon the conversion of debentures.

(d) This represents the difference in the value assigned to the shares issued in connection with the reverse merger and the historical cost of the assets acquired.

(e) In 2003, the Company sold a $.10 per ton royalty interest in the Alma Seam of the Warfield Mine which had been recorded as revenue. The receipt of cash from the sale of the royalty interest should have reduced the Company's basis in the Warfield Mine.

(f) During 2003, the Company had recorded as notes payable, cash received form the sale of royalty interest and had recorded the royalty payments made as a reduction of the notes payable. The Company should have reduced it's basis in the Warfield Mine by the amount of cash received and recorded the royalty payments as royalty expense. This adjustment reflects the royalty interest paid or accrued to the royalty interest holders.

(g) This represents a reduction in amortization expense of the Warfield Mine due to the decrease in lease cost. The reduction in lease costs is the result of recording the cash received from the sale of royalty interests as a reduction in lease cost of $1,410,000 and the reduction in lease costs of $2,997,000 associated with recording the Warfield Lease at historical costs rather than the fair value of the stock issued.

NOTE 4:  GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not established revenues sufficient to cover its operating costs that raise substantial doubt about its ability to continue as a going concern. However, during February of 2005, the Company sold $7,000,000 of its 6% senior secured convertible notes to outside investors. Upon receipt of the $7,000,000, the Company suspended mining operations and began preparations to mine a new coal seam. After the preparations are partially complete to mine the new seam, mining operations will commence again.

                            CONSOLIDATED ENERGY, INC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

                           DECEMBER 31, 2003 AND 2004


NOTE 5:  STOCK TRANSACTIONS

In March of 2003, a total of 1,515,000 shares of the Company's common stock were issued for services to various individuals. The stock was valued at $212,100 which was approximately the value quoted in the Over the Counter Bulletin Board Exchange ("OTCBB") and was expensed in the statement of operations.

In September and October of 2003, a total of 175,000 shares of common stock was issued for legal services. The stock was valued at $183,750 (which was approximately the value quoted in the OTCBB) and was expensed in the statement of operations.

During the year ended December 31, 2004, the Company issued a total of 670,000 shares of its common stock in exchange for services received. The stock was valued at $1,254,449, which was approximately the value quoted in the OTCBB and was expensed in the statement of operations.

During the year ended December 31, 2004, the Company sold 394,118 shares of its common stock for $275,000 in cash.

The Company issued 1,205,310 shares of it common stock upon the conversion of $1,057,000 in debentures and $28,840 of accrued interest.

In March of 2004, the Company issued 700,000 shares of its common stock to certain controlling shareholders for an option to lease the Copley Lease for a term of two years. The 700,000 shares of stock were valued at par value of $700, which approximated the cost basis of the Copley Lease in the hands of the shareholders.

On January 3, 2005, the Company issued 550,000 shares of its common stock for services rendered during the year that ended December 31, 2004. The value of the stock issued, $1,072,00 (which approximates the value quoted on the OTCBB) has been recorded as an expense in the year ended December 31, 2004, with a corresponding increase in accrued liabilities.

On March 23, 2005, the Company authorized the issuance of 200,000 shares of its common stock for services, which were performed during the year that ended December 31, 2002. The value of the stock to be issued, $1,010,000 (which approximates the value quoted in the OTCBB) has been recorded as an expense in the year that ended December 31, 2004, with a corresponding increase in accrued liabilities.

On January 3, 2005, the Company issued 2,500,000 shares of its common stock to Eastern Land Development, LLC, an entity owned by Larry Hunt, Jeff Miller and Jay Lasner for the acquisition of the Coal Burg Seam, Taylor Seam, Richardson Seam, and the Broas Seam of coal on the Dempsey Heirs Leases. The 2,500,000 shares of stock were valued at a par value of $2,500, which approximated the cost basis of the leases in the hands of the former owners.

During the three month period ended March 31, 2005, the Company issued 29,368 shares of its common stock upon conversion of $50,000 debenture and $3,885 of accrued interest.

                                  (Continued)
                                      F-17

                            CONSOLIDATED ENERGY, INC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

                           DECEMBER 31, 2003 AND 2004

NOTE 6:  ACQUISITION

On September 12, 2003, the Company signed an agreement to acquire Eastern Consolidated Energy, Inc.("Eastern"), a privately held Kentucky Corporation, through the issuance of 3,000,000 shares of the Company's common stock in exchange for all of the issued and outstanding stock of Eastern. This transaction has been accounted for as a reverse merger, whereby the subsidiary, Eastern, acquired the parent. As a result, the historical cost basis of the assets of and liabilities are carried over from Eastern and Eastern's historical operations are the operations presented in the financial statements. The accumulated deficit of the parent, as of September 12, 2003, of $285,243 has been transferred to additional paid-in-capital.

NOTE 7:  INCOME TAXES

At December 31, 2004, the Company had net operating loss carryforwards of approximately $7,800,000 that may be offset against future taxable income through 2021. No tax benefits have been reported in the financial statements, because the potential tax benefits of the net operating loss carry forwards are offset by a valuation allowance of the same amount.

Deferred tax assets (liabilities) are comprised of the following:

                                                                December 31,                March 31,
DEFERRED TAX ASSETS                                       2003               2004              2005
                                                       ------------     -------------      -------------
                                                                                           (Unaudited)
   Net Operating Loss Carryforward                     $    476,282     $   2,657,397      $   2,876,264
   Other                                                      1,700             6,800             11,900
   Valuation allowance                                     (477,982)       (2,664,197)        (2,888,164)
                                                       ------------     -------------      -------------
                                                       $          -     $           -      $           -
                                                       ============     =============      =============

The income tax benefit differs from the amount computed at federal statutory rates of approximately 34% as follows:

                                                           For the Years Ended             Three Months Ended
                                                                December 31,              March 31,
                                                          2003               2004              2004          2005
                                                       ------------     -------------      ------------   ------------
(Unaudited) (Unaudited)
Income tax Benefit at Statutory Rate of 34%            $    476,585     $   2,180,726      $    348,870   $    214,372
Other                                                         1,397             5,489             1,632          9,595
Change in Valuation Allowance                              (477,982)       (2,186,215)         (350,502)      (223,967)
                                                       ------------     -------------      ------------   ------------
                                                       $          -     $           -      $          -   $          -
                                                       ============     =============      ============   ============


                                   (Continued)
                                      F-18

                            CONSOLIDATED ENERGY, INC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

                           DECEMBER 31, 2003 AND 2004

NOTE 7:  INCOME TAXES (CONTINUED)

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in the future.

NOTE 8:  CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

The Company sold coal to ten different customers during the year ended December 31, 2004, with approximately 51% of the coal sales going to two customers.

NOTE 9:  BUILDING, EQUIPMENT AND COAL LEASES

Building, equipment and coal leases are comprised of the following:

                                                                December 31,                   March 31,
                                                       ------------------------------        -------------
                                                          2003               2004                2005
                                                       ------------     -------------        -------------
                                                                                             (Unaudited)
Buildings and Equipment                                $  1,473,863     $   1,761,983        $   6,149,526
Less Accumulated Depreciation                              (105,046)         (246,306)            (359,306)
                                                       ------------     -------------        -------------

Net Building and Equipment                             $  1,368,817     $   1,515,677        $   5,790,220
                                                       ============     =============        =============

Warfield Mine Improvements                             $    112,458     $     112,458        $   1,357,855
Other Leases                                                      -               700                3,200
                                                       ------------     -------------        -------------
                                                            112,458           113,158            1,361,055
Less Accumulated Depletion
 and Amortization                                            (5,000)          (15,001)             (17,829)
                                                       ------------     -------------        -------------

 Net Coal Leases                                       $    107,458     $      98,157        $   1,343,226
                                                       ============     =============        =============

Depreciation and amortization expense for the years ended December 31, 2003 and 2004 and the three months ended March 31, 2004 and 2005 was $110,046, $265,394, $66,348 and $115,829, respectively.

NOTE:  10 ACCRUED LIABILITIES

                                                                December 31,                    March 31,
                                                       ------------------------------        -------------
                                                          2003               2004                2005
                                                       ------------     -------------        -------------
                                                                                             (Unaudited)
Consulting and Director Fees                           $           -    $   2,082,500        $           -
Workers Compensation Premium                                       -          111,630               48,693
Payroll Tax Liabilities                                       33,851          121,166              106,780
Interest                                                      78,587           84,186              145,334
Taxes Payable on Coal Sales                                   39,864          118,687               96,236
Accrued Expenses                                                 426           32,405              104,762
                                                       -------------    -------------        -------------

                                                       $     152,728    $   2,550,574        $     501,805
                                                       =============    =============        =============

                            CONSOLIDATED ENERGY, INC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIOD)

                           DECEMBER 31, 2003 AND 2004

NOTE 11:  NOTES PAYABLE

Notes payable on December 31, 2004 consist of a note payable to an individual in the amount of $182,737. The note bears interest of 10% per annum, is secured by certain mining equipment and was due October 13, 2004. The note, along with interest, was fully paid on January 17, 2005.

Notes payable on December 31, 2003 consisted of a note payable to a partnership in the amount of $514,017. The note bore interest at 8% per annum, was due in monthly installments of $21,598 for twenty eight (28) months and was secured by a Fairchild Continuous Mining System. During 2004, the Company determined that the equipment did not perform as it was represented. The Company and the Partnership agreed to a settlement of the note by the Company returning the equipment to the Partnership. In return, the Partnership agreed to reimburse the Company $102,012 for repairs the Company had incurred and to cancel the note. As a result of the return of the equipment, the Company recognized a loss on the equipment of $83,861.

NOTE 12:  CONVERTIBLE DEBENTURES

During the year ended December 31, 2003, the Company issued $1,266,400 of its convertible debentures for cash. The debentures were to mature one year from the date of issuance, are unsecured and bear interest at the rate of 10% per annum. During 2004, $832,000 of these debentures plus accrued interest of $10,928 were converted into 946,609 shares of the Company's common stock. The remaining $434,400 debentures plus accrued interest of $82,684 were renewed as a new convertible debentures due in April of 2005. The new debentures bear interest at 15% per annum.

During the year ended December 31, 2004, the Company issued $325,000 of new convertible debentures, due one year from the date of issuance. These debentures are unsecured and bear interest at the rate of 15% per annum. During 2004, $225,000 of these debentures plus accrued interest of $17,912 were converted into 258,701 shares of the Company's common stock.

The convertible debenture are convertible into shares of the Company's common stock at 60% to 70% of the asking price quoted in the OTCBB on the date of conversion. Interest in the amount of $186,171 and $485,001 has been charged to interest expense during the years ended December 31, 2003 and 2004, respectively, as the cost of this beneficial conversion feature. Interest expense in the amount of $23,518 has been recognized in the three months ended March 31, 2005, applicable to the beneficial conversion feature. The liability for convertible debentures on December 31, 2004 and March 31, 2005 is net of $29,074 and $5,556 of debt discount.

NOTE 13:  FAIR VALUE OF FINANCIAL INSTRUMENTS

At December 31, 2003 and 2004, the carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and notes payable approximate fair value due to the short-term nature of these instruments.

                                   (Continued)
                                      F-20

                            CONSOLIDATED ENERGY, INC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

                           DECEMBER 31, 2003 AND 2004


NOTE 13:  FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

In connection with the conversion of a convertible debenture into common stock, the Company gave the debenture holder a royalty payment of $3,000 per month so long as coal is being mined and sold from the Alma Seam of the Warfield Lease. The Company estimated that coal may be mined from the Alma Seam for a period of ten (10) years. These future royalty payments were discounted at 15% per year, giving a present value on the date of conversion, of $185,949, which has been charged to interest expense. The present value of the future royalty payments at December 31, 2004 was $168,962 and is shown as deferred royalties payable in the balance sheet.

NOTE 14:  RELATED PARTIES

On March 31, 2004, the Company issued 700,000 shares of its common stock to related parties in exchange for an option to lease the Copley Lease for a term of two years. The 700,000 shares of stock were valued at par value of $700, which approximates the cost basis of the Copley lease in the hands of the related party shareholders.

On January 6, 2004 the Company received $275,000 from a related party, Eastern Consolidated Mining, Inc. ("Mining"). Mining has a coal sales contract between Mining and a customer. Coal sale receipts applicable to sales of coal to Mining's customer under the contract are received by Mining and then transferred to the Company from Mining. During the year ended December 31, 2004, $751,450 of coal sales were run through Mining's cash account and transferred to the Company. On December 31, 2004, payable to a related party includes $110,450 due to Mining.

During the year ended December 31, 2004, the Company paid Midwest Energy Transportation (a transportation company owned by Jeff Miller and Larry Hunt who are related parties) $ 35,875 for trucking costs.

The Company accrued charges to Kentucky Energy Consultants ("KEC") (a consulting firm owned by Jeff Miller and Larry Hunt who are related parties) of $29,666, $133,092 and $8,535 for consulting services during the years ended December 31, 2003 and 2004 and the three months ending March 31, 2005, respectively. Accrued balances of $29,666, $162,758 and $171,293 are included in amounts due related parties as of December 31, 2003 and 2004 and March 31, 2005, respectively.

On August 20, 2004, the following transactions were effected:

(a) Buckeye Energy Development LLC ("Buckeye"), an LLC owned by Larry Hunt, Jay Lasner, Jeff Miller and Billy Reed, who are related parties, assigned to Eastern Oil a 75% working interest in an oil and gas lease dated November 17, 2003. Buckeye remains the operator of the lease.

(b)  Eastern Oil assigned a 12.5% overriding royalty interest back to Buckeye.

Eastern Oil has received an invoice from Buckeye for $287,500 for the cost of drilling three (3) gas wells, which is included in amounts payable, related parties at December 31, 2004.

On September 1, 2004, Eastern Oil sold a 15% working interest and a 9.45% net revenue interest in the oil and gas lease to an unrelated party for $287,500 cash.

The $287,500 has been credited against Eastern Oil's basis in the oil and gas lease.

                                  (Continued)
                                      F-21

                            CONSOLIDATED ENERGY, INC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

DECEMBER 31, 2003 AND 2004


NOTE 14:  RELATED PARTIES (Continued)

At December 31, 2003 and 2004, the Company was indebted to its President in the amount of $15,199 and $199, respectively, for a loan on a piece if equipment used by the Company.

At December 31, 2004, the Company has a note payable in the amount of $659,339 to Eastern Consolidated Coal Corp., a related party, for cash advances made to the Company. The note bears no interest, is unsecured and is due December 30, 2005

NOTE 15:  COMMITMENTS AND CONTENGENCIES

On January 31, 2005, the Company entered into a one-year lease for office space in Coral Springs, Florida, which commenced on February 15, 2005. The lease agreement calls for minimum rentals of $2,391 per month for twelve months.

On April 1, 2003, the Company sold a 20% working interest in the Warfield Mine for $100,000. Since April 1, 2003, the Warfield Mine has been operating at a loss and since the Company does not have the right to make cash calls form the working interest holder, no benefit has been recorded applicable to the 20% working interest which has been sold. On January 18, 2005, the Company issued 200,000 shares of the Company's common stock in exchange for an option to acquire the 20% working interest for $1,000,000 cash before October 17, 2005.

On December 31, 2004, the Company had the following royalty commitments payable as coal is mined and sold:

     (a) $1.33 per ton on all coal mined and sold from the Warfield Mine until such time as $330,739 is paid and $.67 per ton, thereafter.

     (b) $1.00 per ton on all coal mined and sold from the Warfield Mine until such time as the earlier of $372,735 is paid or until the second mining section of the Warfield Mine begins production, and $.75 per ton, thereafter.

     (c) $.35 per ton on all coal mined and sold from the Alma Seam of the Warfield Mine until such time as $264,991 is paid and $.10 per ton thereafter from coal sold out of the Alma Seam.

     (d) $.50 per ton on all coal mined and sold from the Alma Seam of the Warfield Mine.

     (e) The greater of 6% of gross sales or $1.85 per ton of all coal mined and sold from the Warfield Lease.

                            CONSOLIDATED ENERGY, INC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

DECEMBER 31, 2003 AND 2004


NOTE 16:  STATUS OF SAUDI AMERICAN MINERALS, INC. ACQUISITION

In June of 2003, the Company signed a definitive agreement with Saudi American Minerals Inc. ("SAMI") to acquire 100% ownership of SAMI with an effective date to coincide with an effective date of the S-4, which is being prepared and will be filed with the SEC. The acquisition of SAMI will be accomplished with a stock exchange of two shares of the Company for every three shares of SAMI. The total number of SAMI shares owned and outstanding is 20,685,517. The total number of the Company's shares used to obtain all of the SAMI shares is 13,770,009. The acquisition will have the effect of transferring to CEI Holdings, Inc., a wholly owned subsidiary of the Company, one hundred percent (100%) of the ownership and rights to the items owned by or assigned to SAMI. This includes a USA patent #6,447,559 issued on September 10th of 2002 for so-called clean coal technology. The Company is currently assembling a registration statement on Form S-4 which will, when effective, register the shares to be issued to SAMI to complete this transaction. The Company intends to file this registration statement with the SEC as soon as practical.

NOTE 17:  SUBSEQUENT EVENTS

During the first three months of 2005, the Company committed to acquire $2,735,000 in equipment.

On February 22, 2005, the Company sold $7,000,000 of the Company's 6% senior secured convertible notes, due in 2008 ("Notes"), warrants to purchase 2,058,824 shares of the Company's common stock and Additional Investment Rights ("AIR"). The warrants are exercisable for five years from the date of issuance and have an initial exercise price of $1.70. The notes are secured by any and all assets and properties of the Company, whether now owned or herein after acquired.

The AIRs give the purchasers of the notes the right to acquire an additional $7,000,000 of notes prior to the later of (i) the earlier of (a) the 14th day following the date the Company first executes a second coal supply contract with American Electric Power, and (b) the 90th day following the date the registration statement is declared effective and (ii) May 25, 2005.

The Company suspended mining operations on February 6, 2005 in order to start a slope down to the Pond Creek Coal Seam, which is approximately ninety (90) feet below the Alma Seam.

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Wyoming law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if these directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agent in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

     Our Articles of Incorporation provide that, none of our directors shall be liable to us or our stockholders for damages for breach of fiduciary duty, unless such breach involves a breach of duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or involve unlawful payment of dividends or unlawful stock purchases or redemptions, or involves a transaction from which the director derived an improper personal benefit.

     In addition, our by-laws provide that we shall indemnify our officers, directors and agents to the fullest extent permissible under Wyoming law, and in conjunction therewith, to procure, at our expense, policies of insurance. In addition, our by-laws provide that our directors shall have no liability for monetary damages to the fullest extent permitted under Wyoming law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth an estimate of the costs and expenses payable by Consolidated Energy, Inc. in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:

Securities and Exchange Commission Registration Fee          $   3,475.60
Accounting Fees and Expenses                                 $  10,000*
Legal Fees and Expenses                                      $  15,000*
Miscellaneous                                                $   5,000*
Total                                                        $  33,475.60*

*Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     In March of 2003, a total of 1,515,000 shares of the Company's common stock were issued for services to various individuals. The stock was valued at $212,100 which was approximately the value quoted in the Over the Counter
Bulletin Board Exchange ("OTCBB") and was expensed in the statement of operations. Such issuances were considered exempt from registration by reason of
Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act").

     In September and October of 2003, a total of 175,000 shares of common stock was issued for legal services. The stock was valued at $183,750 (which was approximately the value quoted in the OTCBB) and was expensed in the statement of operations. Such issuances were considered exempt from registration by reason of Section 4(2) of the Securities Act.

     During the year ended December 31, 2004, the Company issued a total of 670,000 shares of its common stock in exchange for services received. The stock was valued at $1,254,449, which was approximately the value quoted in the OTCBB and was expensed in the statement of operations. Such issuances were considered exempt from registration by reason of Section 4(2) of the Securities Act.

     During the year ended December 31, 2004, the Company sold 394,118 shares of its common stock for $275,000 in cash. Such issuances were considered exempt from registration by reason of Section 4(2) of the Securities Act and Rule 506 promulgated under the Securities Act.

     The Company issued 1,205,310 shares of it common stock upon the conversion of $1,057,000 in debentures and $28,840 of accrued interest. . Such issuances were considered exempt from registration by reason of Section 4(2) of the Securities Act and Rule 506 promulgated under the Securities Act.

     In March of 2004, the Company issued 700,000 shares of its common stock to certain controlling shareholders for an option to lease the Copley Lease for a term of two years. The 700,000 shares of stock were valued at par value of $700, which approximated the cost basis of the Copley Lease in the hands of the shareholders. Such issuances were considered exempt from registration by reason of Section 4(2) of the Securities Act and/or Rule 506 promulgated under the Securities Act.

     During the quarter ended December 31, 2004, the Company issued a total of 552,819 shares of its restricted common stock for the conversion of outstanding debentures totaling $542,911 (principal and interest). Such issuances were considered exempt from registration by reason of Section 4(2) of the Securities Act and Rule 506 promulgated under the Securities Act. Also during the quarter, the Company issued 210,000 shares to consultants for services rendered valued at $378,000. Such issuances were considered exempt from registration by reason of
Section 4(2) of the Securities Act.

     The above shares were issued in reliance on the exemption from registration and prospectus delivery requirements of the Act set forth in Section 3(b),
Section 4(2) and/or Rule 506 promulgated under the Securities Act and the regulations promulgated thereunder.

     In February 2005, the Company issued 2,500,000 shares of its restricted common stock to Eastern Land Development, LLC, a private corporation in exchange for the acquisition of rights to certain coal reserves in eastern Kentucky. In connection with such acquisition, the Company issued warrants for the purchase of an aggregate of 2,058,824 shares of the Company's common stock at an exercise price of $1.70 per share, exercisable for five years, and 6% senior secured promissory notes convertible into 4,117,647 shares of the Company's common stock at conversion price of $1.70 per share upon the occurrence of certain events, to accredited investors. The Company has also issued warrants for the purchase of an aggregate of 102,941 shares to Scott R. Griffith and 102,941 shares to Jesse
B. Shelmire IV. The securities issued in the foregoing transaction were issued in reliance on the exemption from registration and prospectus delivery requirements set forth in Section 3(b) and/or Section 4(2) of the Securities Act and/or Rule 506 promulgated under the Securities Act and the regulations promulgated thereunder.

     In June 2005, the Company issued 6% senior secured promissory notes convertible into an additional 2,794,117.6 shares of the Company's common stock at conversion price of $1.70 per share upon the occurrence of certain events, to accredited investors. Such issuances were considered exempt from registration by reason of Section 4(2) of the Securities Act and Rule 506 promulgated under the Securities Act.

     Except as expressly set forth above, for transactions exempt from registration under Rule 506, the individuals and entities to whom we issued securities are unaffiliated with us. For each of such sales, no advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of ours or our executive officers, and transfer was restricted by us in accordance with the requirements of the Securities Act. Each of the above security holders who were not our executive officers represented that they are accredited and sophisticated investors, that they are capable of analyzing the merits and risks of their investment, and that they understand the speculative nature of their investment. Furthermore, all of the above-referenced persons had access to our Securities and Exchange Commission filings.

ITEM 27. EXHIBITS

Exhibit
Number                            Description
--------- ----------------------------------------------------------------------

2.1 Placement Agent Agreement (incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K, filed with the SEC on January 14, 2005).
3.1       Certificate of Incorporation of the Company.**
3.2       By-Laws of the Company.**
4.1       Form of Stock Certificate.**
4.2 Form of Warrant (incorporated by reference to Exhibit 10.6 to the Company's Current Report on Form 8-K, filed with the SEC on February 24, 2005).
4.3 Form of Note (incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K, filed with the SEC on February 24, 2005).
5.1       Opinion and Consent of Sichenzia Ross Friedman Ference LLP*
10.1 Lease Agreement, dated March 2002, between Eastern Consolidated Energy, Inc. as Lessee and the Lessors signatory thereto (incorporated by reference to Exhibit 10.1 to the Company's Annual Report on Form 10-KSB, filed with the SEC on March 30, 2004).
10.2 Surface Coal Lease Agreement, dated August 12, 2002, between Eastern Consolidated Energy, Inc. as Lessee and the Lessors signatory thereto (incorporated by reference to Exhibit 10.2 to the Company's Annual Report on Form 10-KSB, filed with the SEC on March 30, 2004).
10.3 Lease Agreement, dated October 3, 2003, between Eastern Land Development, LLC as Lessee and the Lessors signatory thereto (incorporated by reference to Exhibit 10.3 to the Company's Annual Report on Form 10-KSB, filed with the SEC on March 30, 2004).
10.4 Sub-Lease Agreement, entered into on October 20, 2003, by and between Eastern Consolidated Energy, Inc. and Eastern Consolidated Mining, Inc. (incorporated by reference to Exhibit 10.4 to the Company's Annual Report on Form 10-KSB, filed with the SEC on March 30, 2004).
10.5 Assignment Agreement, effective April 1, 2003, by and between Eastern Consolidated Energy, Inc. and James Buchanan (incorporated by reference to Exhibit 10.5 to the Company's Annual Report on Form 10-KSB, filed with the SEC on March 30, 2004).
10.6 Lease Assignment entered into and effective July 1, 2003, by and between Eastern Consolidated Energy, Inc. and Eastern Consolidated Coal Corp (incorporated by reference to Exhibit 10.6 to the Company's Annual Report on Form 10-KSB, filed with the SEC on March 30, 2004).
10.7 Coal Sales Agreement entered into July 21, 2003 by and between Eastern Consolidated Energy, Inc. and Kentucky Energy Consultants, Inc. (incorporated by reference to Exhibit 10.7 to the Company's Annual Report on Form 10-KSB, filed with the SEC on March 30, 2004).
10.8 Amendment to Coal Purchase and Sale Agreement (incorporated by reference to Exhibit 10.15a to the Company's Annual Report on form 10-KSB, filed with the SEC on April 15, 2005).
10.9 Option to Lease Agreement, dated October 9, 2003, by and between James Harris, Ronnie Harris, Gary R. Copley, Louella McDaniel, Romane Conley, Eula Faye Copley, Howard D. Copley, and Joyce G. Conn, as Lessor and Eastern Land Development, LLC., as Lessee (incorporated by reference to Exhibit 10.8 to the Company's Annual Report on Form 10-KSB, filed with the SEC on March 30, 2004).
10.10 Memorandum of Agreement, dated October 10, 2003, by and between James Harris and the other Lessors party thereto and Eastern Land Development, LLC (incorporated by reference to Exhibit 10.9 to the Company's Annual Report on Form 10-KSB, filed with the SEC on March 30, 2004).
10.11 Assignment of Lease, dated January 12, 2004, between Eastern Land Development LLC and Eastern Consolidated Energy, Inc. (incorporated by reference to Exhibit 10.10 to the Company's Annual Report on Form 10-KSB, filed with the SEC on March 30, 2004).
10.12 Lease Agreement, dated October 3, 2003, by and between Eastern Land Development, LLC as Lessee and the Lessors signatory thereto (incorporated by reference to Exhibit 10.11 to the Company's Annual Report on Form 10-KSB, filed with the SEC on March 30, 2004).

10.13 Assignment of Lease, dated as of October 15, 2003, from Eastern Land Development LLC to Eastern Consolidated Energy, Inc. (incorporated by reference to Exhibit 10.12 to the Company's Annual Report on Form 10-KSB, filed with the SEC on March 30, 2004).
10.14 Coal Purchase and Sale Agreement entered into as of September 25, 2004 by and between Kentucky Power Company and Eastern Consolidated Energy, Inc. (incorporated by reference to Exhibit 10.15 to the Company's Quarterly Report on form 10-QSB, filed with the SEC on November 12,
          2004).
10.15     Securities  Purchase  Agreement  (incorporated by reference to Exhibit
          10.1 to the Company's Current Report on Form 8-K, filed with the SEC on February 24, 2005).
10.16     Registration  Rights  Agreement  (incorporated by reference to Exhibit
          10.2 to the Company's Current Report on Form 8-K, filed with the SEC on February 24, 2005).
10.17 Security Agreement (incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K, filed with the SEC on February 24, 2005).
10.18 Form of Guaranty (incorporated by reference to Exhibit 10.5 to the Company's Current Report on Form 8-K, filed with the SEC on February 24, 2005).
10.19     Form of Additional  Investment  Rights  (incorporated  by reference to
          Exhibit 10.7 to the Company's Current Report on Form 8-K, filed with the SEC on February 24, 2005).
10.20 Form of Lockup Agreement (incorporated by reference to Exhibit 10.8 to the Company's Current Report on Form 8-K, filed with the SEC on February 24, 2005).
21.1      List of Subsidiaries*
23.1      Consent of Sichenzia  Ross  Friedman  Ference LLP (included in exhibit
          5.1)*
23.2      Consent of Killman, Murell & Company, P.C.*
24.1      Powers of Attorney (Included on the signature page hereto)


* Filed herewith
** To be filed by amendment

ITEM 28. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Betsy Layne, State of Kentucky, on this 2nd day of August 2005.

                                     CONSOLIDATED ENERGY, INC.


                                     By: /S/ David Guthrie
                                        -------------------------------------
                                        David Guthrie
                                        President, Principal Executive Officer,
                                        Chief Financial Officer and Principal
                                        Accounting Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Guthrie his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                  Title                 Date
-----------------------         -----------        --------------

/s/ David Guthrie                 Director          August 5, 2005
-----------------------
David Guthrie

/s/ Barry Tackett                Director          August 5, 2005
-----------------------
Barry Tackett

/s/ Joseph Jacobs                Director          August 5, 2005
-----------------------
Joseph Jacobs